UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

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Interface, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Interface, Inc.

2859 Paces Ferry Road, Suite 2000

Atlanta, Georgia 30339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Interface, Inc. (the “Company”) will be held on Thursday, May 17, 2012, at 10:00 a.m. Eastern Time, at the Vinings Club located at 2859 Paces Ferry Road, Atlanta, Georgia. The purposes of the meeting are:

Item		Recommended Vote

1.	To elect nine members of the Board of Directors	FOR

2.	To approve executive compensation, often referred to as a “say on pay”.	FOR

3.	To ratify the appointment of BDO USA, LLP as independent auditors for 2012.	FOR

4.	Such other matters as may properly come before the meeting and at any adjournments of the meeting.

The Board of Directors set March 9, 2012 as the record date for the meeting. This means that only shareholders of record at the close of business on March 9, 2012 will be entitled to receive notice of and to vote at the meeting or any adjournments of the meeting.

The Board of Directors is using the attached Proxy Statement to solicit Proxies from shareholders. Please promptly complete and return a Proxy Card or use telephone or Internet voting at your earliest convenience. Voting your Proxy in a timely manner will assure your representation at the annual meeting. You may, of course, change or withdraw your Proxy at any time prior to the voting at the meeting.

By order of the Board of Directors

Raymond S. Willoch
Secretary

April 5, 2012

PLEASE PROMPTLY COMPLETE AND RETURN A PROXY CARD

OR USE TELEPHONE OR INTERNET VOTING PRIOR TO THE MEETING SO THAT YOUR VOTE

MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
NOMINATION AND ELECTION OF DIRECTORS (ITEM 1)
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
PRINCIPAL SHAREHOLDERS AND MANAGEMENT STOCK OWNERSHIP
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION AND RELATED ITEMS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DIRECTOR INDEPENDENCE
EQUITY COMPENSATION PLAN INFORMATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 2)
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (ITEM 3)
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
SHAREHOLDER PROPOSALS
COMMUNICATING WITH THE BOARD
“HOUSEHOLDING” OF PROXY MATERIALS
OTHER MATTERS THAT MAY COME BEFORE THE MEETING

Interface, Inc.

2859 Paces Ferry Road, Suite 2000

Atlanta, Georgia 30339

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

The Board of Directors of Interface, Inc. (the “Company”) is furnishing this Proxy Statement to solicit Proxies for Common Stock to be voted at the annual meeting of shareholders of the Company. The meeting will be held at 10:00 a.m. Eastern Time on May 17, 2012. The Proxies also may be voted at any adjournments of the meeting. It is anticipated that this Proxy Statement will first be made available to shareholders on April 5, 2012.

The record of shareholders entitled to vote at the annual meeting was taken as of the close of business on March 9, 2012. On that date, the Company had outstanding and entitled to vote 65,373,142 shares of Common Stock. Prior to March 5, 2012, the Company had two classes of common stock — Class A Common Stock and Class B Common Stock. On March 5, 2012, the number of issued and outstanding shares of Class B Common Stock constituted less than 10% of the aggregate number of issued and outstanding shares of the Company’s Class A Common Stock and Class B Common Stock, as the cumulative result of varied transactions that caused the conversion of shares of Class B Common Stock into shares of Class A Common Stock. Accordingly, in accordance with the respective terms for the Class B Common Stock and the Class A Common Stock in Article V of the Company’s Articles of Incorporation, the Class A Common Stock and Class B Common Stock now constitute, irrevocably from March 5, 2012, a single class of Common Stock in all respects, with no distinction whatsoever between the voting rights or any other rights and privileges of the holders of Class A Common Stock and the holders of Class B Common Stock.

Each Proxy for Common Stock (“Proxy”) that is properly completed (whether executed in writing or submitted by telephone or Internet) by a shareholder will be voted as specified by the shareholder in the Proxy. If no specification is made, the Proxy will be voted (i) for the election of the nominees listed in this Proxy Statement under the caption “Nomination and Election of Directors,” (ii) for the resolution approving executive compensation, and (iii) for the ratification of the appointment of BDO USA, LLP as independent auditors for 2012. A Proxy given pursuant to this solicitation may be revoked by a shareholder who attends the meeting and gives notice of his or her election to vote in person, without compliance with any other formalities. In addition, a Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company either an instrument revoking it or a duly executed Proxy for the same shares bearing a later date.

An automated system administered by the Company’s transfer agent tabulates the votes. Abstentions and broker non-votes are included in the determination of the number of shares present and entitled to vote for the purpose of establishing a quorum. A broker non-vote occurs when a broker or other nominee who holds shares for a customer does not have authority to vote on certain non-routine matters because its customer has not provided any voting instructions on the matter. Abstentions are the equivalent of a non-vote since (i) directors are elected by a plurality of the votes cast, and (ii) other proposals are approved if the affirmative votes cast exceed the negative votes cast. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

If your shares of Common Stock are held by a broker, bank or other nominee (e.g., in “street name”), you should receive instructions from your nominee, which you must follow in order to have your shares voted — the instructions may appear on a special proxy card provided to you by your nominee (also called a “voting instruction form”). Your nominee may offer you different methods of voting, such as by telephone or Internet. If you do hold your shares in “street name” and plan on attending the annual meeting of shareholders, you should request a proxy from your broker or other nominee holding your shares in record name on your behalf in order to attend the annual meeting and vote at that time (your broker or other nominee may refer to it as a “legal” proxy).

The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for the forwarding service. In addition to solicitations by mail, directors and employees of the Company may solicit Proxies in person or by telephone, fax or e-mail. The Company also has retained Georgeson Inc., a proxy solicitation firm, to assist in soliciting Proxies from record and beneficial owners of shares of the Company’s Common Stock. The fee paid by the Company for such assistance will be $8,000 (plus expenses).

NOMINATION AND ELECTION OF DIRECTORS

(ITEM 1)

The Bylaws of the Company provide that the Board of Directors shall consist of a maximum of 15 directors, the exact number of directors being established by action of the Board taken from time to time. The Board of Directors has set the number of directors at 9. (The Board of Directors will consider adding, subsequent to the annual meeting of shareholders, potential tenth and eleventh directors.) The term of office for each director continues until the next annual meeting of shareholders and until his or her successor, if there is to be one, has been elected and has qualified.

In the event that any nominee for director withdraws or for any reason is not able to serve as a director, each Proxy that is properly executed and returned will be voted for such other person as may be designated as a substitute nominee by the Board of Directors. Each nominee is an incumbent director standing for re-election, and has consented to being named herein and to continue serving as a director if re-elected.

Certain information relating to each nominee proposed by the Board is set forth below. Directors are required to submit an offer of resignation upon experiencing a job change.

NOMINEES

Name (Age)	Information
Edward C. Callaway (57)	Mr. Callaway was elected as a director in October 2003. Since 2003, Mr. Callaway has served as Chairman and Chief Executive Officer of Callaway Gardens Resort, Inc. and the Ida Cason Callaway Foundation, a nonprofit organization that owns the Callaway Gardens Resort and has an environmental mission of conservation, education and land stewardship. Mr. Callaway has served in various capacities at Crested Butte Mountain Resort and successor companies, including the capacities of President and Chief Executive Officer (1987 to 2003) and Chairman (2003), and currently serves as a director. Previously, Mr. Callaway was a certified public accountant at a national accounting firm. Mr. Callaway serves on the boards of two other nonprofit organizations. Mr. Callaway’s extensive executive experience in the hospitality industry provides the Board with valuable insight into matters ranging from sales and marketing to customer service. His background also provides substantial financial expertise as well as a focus on environmental sustainability.

Dianne Dillon-Ridgley (60)	Ms. Dillon-Ridgley was elected to the Board in February 1997. Ms. Dillon-Ridgley has served as the U.N. Headquarters representative for the Center for International Environmental Law since 2005 and for the World YWCA from 1997 to 2004. She is the founding chair-emeritus of Plains Justice, a nonprofit organization that promotes sustainable economy through community partnerships across the Great Plains. She was appointed by President Clinton to the President’s Council on Sustainable Development in 1994 and served as Co-Chair of the Council’s International and Population/Consumption Task Forces until the Council’s dissolution in June 1999. Ms. Dillon-Ridgley also serves on the boards of seven nonprofit organizations and on the Dean’s Advisory Board for Auburn University’s College of Human Sciences. Ms. Dillon-Ridgley brings leadership and diversity to the Board, particularly in the areas of sustainability and in relations with nongovernmental and nonprofit organizations as well as with minority-owned and women-owned business enterprises.

Carl I. Gable (72)	Mr. Gable was elected as a director in March 1984. He practiced business, securities and international law for 26 years, most recently with the Atlanta-based law firm of Troutman Sanders LLP from 1996 until his retirement in 1998. Mr. Gable now is a private investor. His prior experience includes service as the Vice Chairman and Chief Financial Officer of Intermet Corporation, which was a publicly traded company, and as President and Chief Financial Officer of Interface from March 1984 to June 1985. Mr. Gable served as a director of Fidelity Southern Corporation from July 2000 to November 2002, and currently serves on the boards of two nonprofit organizations. Mr. Gable also currently serves as the Lead Independent Director of the Board. Mr. Gable brings to the Board substantial expertise and executive level experience in matters such as strategic planning, corporate finance and accounting, capital markets, risk management, corporate governance and international business. He has an extensive knowledge of the Company’s business, and his tenure also provides consistent leadership to the Board.

Daniel T. Hendrix (57)	Mr. Hendrix joined the Company in 1983 after having worked previously for a national accounting firm. He was promoted to Treasurer of the Company in 1984, Chief Financial Officer in 1985, Vice President-Finance in 1986, Senior Vice President-Finance in 1995, Executive Vice President in 2000, and President and Chief Executive Officer in July 2001. He was elected to the Board in October 1996, and was elected Chairman of the Board in October 2011. Mr. Hendrix served as a director of Global Imaging Systems, Inc. from 2003 to 2007, and has served as a director of American Woodmark Corp. since May 2005. With his 26 years of service at the Company, Mr. Hendrix brings to the Board a unique understanding of our strategies and operations. His experience extends to virtually all aspects of the Company’s business, but with a particular emphasis on strategic planning and financial matters. His tenure provides consistent leadership to the Board, and facilitates the interrelationship between the Board and the Company’s executive leadership team.

Dr. June M. Henton (72)	Dr. Henton was elected as a director in February 1995. Since 1985, Dr. Henton has served as Dean of the College of Human Sciences at Auburn University, which includes an Interior Design program. Dr. Henton also serves on the board of one nonprofit organization. Dr. Henton, who received her Ph.D. from the University of Minnesota, has provided leadership for a wide variety of professional, policy and civic organizations and brings to the Board substantial academic experience in the field of interior environments. As a charter member of the Operating Board of the National Textile Center, Dr. Henton also has significant expertise in the integration of academic and research programs within our industry.

Christopher G. Kennedy (48)	Mr. Kennedy was elected as a director in May 2000. He was the President of MMPI (Merchandise Mart Properties, Inc., a subsidiary of Vornado Realty Trust based in Chicago, Illinois) from 2000 to 2011. Since 1994, he has served on the Board of Trustees of Ariel Mutual Funds. Since 2009, Mr. Kennedy has served on the Board of Trustees of the University of Illinois (and currently is Chairman). Mr. Kennedy also serves on the boards of one nonprofit organization and two charitable foundations. Mr. Kennedy brings to the Board substantial executive level experience that is particularly beneficial to our strategies and sales and marketing efforts in the corporate office and retail market segments. His insight into governmental and economic affairs and his civic involvement also are of great value to the Board.

K. David Kohler (45)	Mr. Kohler was elected as a director in October 2006. Since April 2009, he has served as the President and Chief Operating Officer for Kohler Co., a global leader in the manufacture of kitchen and bath products, interior furnishings, engines and power generation systems, and an owner and operator of golf and resort destinations. His previous positions at Kohler include Executive Vice President (2007 to 2009) and Group President of the Kitchen and Bath Group (1999 to 2007). Mr. Kohler was formerly a chairman of the National Kitchen and Bath Association’s Board of Governors of Manufacturing. He has served as a member of the board of Kohler Co. since 1999, and also is a director of Internacional de Cerámica, S.A.B. de C.V., a public company traded on the Mexican Stock Market. Mr. Kohler brings to the Board extensive business experience from his service in executive positions at a manufacturing company with international operations and distribution into both commercial and consumer channels.

James B. Miller, Jr. (71)	Mr. Miller was elected as a director in May 2000. Since 1979, Mr. Miller has served as Chairman and Chief Executive Officer of Fidelity Southern Corporation, the holding company for Fidelity Bank. He also has served in various capacities at Fidelity Southern Corporation’s affiliated companies, including as Chief Executive Officer of Fidelity Bank from 1977 to 1997 and from 2003 to the present, Chairman of Fidelity Bank from 1998 to the present, Chairman of Fidelity Bank National Capital Markets, Inc. from 1992 to 2005, and Chairman of LionMark Insurance Company since 2004. Prior to his banking experience, Mr. Miller practiced law. Mr. Miller has served on the board of American Software, Inc. since 2002, and currently serves on the boards of four private companies and seven nonprofit organizations. Mr. Miller brings to the Board extensive executive level experience at a publicly traded company, particularly in the areas of banking, capital markets, corporate finance and accounting.

Harold M. Paisner (72)	Mr. Paisner was elected as a director in February 2007. Mr. Paisner is Senior Partner of the international law firm Berwin Leighton Paisner, LLP headquartered in London, England. He currently is a member of the board of Puma High Income VCT plc, which is a fund that is publicly traded on the London Stock Exchange. Formerly, Mr. Paisner has served as a director of FIBI Bank (UK) plc, Think London (the official inward investment agency for London, England), LINPAC Group Limited and Estates & Agency Holdings plc. He serves as a Governor of Ben Gurion University of the Negev and as the Chairman of the Institute for Jewish Policy Research. Mr. Paisner brings to the Board the experience of leading a major law firm based in the United Kingdom, where a substantial portion of our European business is located. He has served as an advisor on corporate finance matters and mergers and acquisitions for large multinational clients, particularly in the manufacturing, retail and insurance sectors.

Vote Required and Recommendation of Board

Under the Company’s Bylaws, election of each of the nominees requires a plurality of the votes cast by the Company’s outstanding Common Stock entitled to vote and represented (in person or by proxy) at the meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE

NOMINEES LISTED ABOVE, AND PROXIES EXECUTED AND RETURNED OR VOTED BY TELEPHONE OR INTERNET WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS CONTRARY INSTRUCTIONS ARE INDICATED.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held five meetings during 2011. All of the directors attended at least 75% of the total number of meetings of the Board and any committees of which he or she was a member.

Board Leadership Structure and Role in Risk Management

We currently have a Lead Independent Director and a combined Chairman and Chief Executive Officer. Mr. Gable serves as Lead Independent Director, and Mr. Hendrix serves as Chairman and Chief Executive Officer. Although we do not have a formal policy on whether the same person should (or should not) serve as both the Chairman and Chief Executive Officer, the Board has determined that it is appropriate at the current time to have those positions combined in light of the recent death of our founder and original Chairman Ray C. Anderson and the need for continuity of Company leadership following his death. In making this determination, the Board took into account its evaluation of Mr. Hendrix’s performance as Chief Executive Officer, his very positive relationships with the other members of the Board and the strategic vision and perspective he would bring to the Chairman position. In addition, we believe that Mr. Anderson’s high global profile with respect to the Company’s sustainability mission had created similarly high expectations for the role of Chairman of the Company, for which Mr. Hendrix was uniquely qualified. The Board was of the view that Mr. Hendrix would provide excellent leadership to the Board in the performance of its duties.

Because our Chairman and Chief Executive Officer is an employee of the Company and therefore not considered “independent” under applicable standards (see below), the Board has appointed Mr. Gable to serve as Lead Independent Director. The Board considers it to be useful and appropriate at the current time to have a non-management director serve in a lead capacity to promote corporate governance, coordinate the activities of the other non-management directors, and perform such other duties and responsibilities as the Board may determine. The specific responsibilities of the Lead Independent Director are as follows:

•	Preside at Executive Sessions. Presides at all meetings of the Board at which the Chairman and Chief Executive officer is not present, including executive sessions of the independent directors.

•	Call Meetings of Independent Directors. Has the authority to call meetings of the independent directors.

•	Function as Liaison with the Chairman. Serves as the principal liaison on Board-wide issues between the independent directors and the Chairman.

•

Participate in Flow of Information to the Board such as Board Meeting Agendas and Schedules.    Provides the Chairman and Chief Executive Officer with input as to meeting agenda items, advises the Chairman and Chief Executive Officer as to the quality, quantity and timeliness of information sent to the Board, and approves meeting schedules to assure there is sufficient time for discussion of all agenda items.

•	Recommends Outside Advisors and Consultants. Recommends the retention of outside advisors and consultants who report directly to the Board.

•	Shareholder Communication. Ensures that he is available, if requested by shareholders and when appropriate, for consultation and direct communication.

The Board of Directors has the following standing committees that assist the Board in carrying out its duties: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating & Governance Committee. The following table lists the members of each committee:

Executive Committee	Audit Committee	Compensation Committee	Nominating & Governance Committee
Daniel T. Hendrix	Carl I. Gable (Chair)	K. David Kohler	June M. Henton (Chair)
Carl I. Gable	Edward C. Callaway	Harold M. Paisner	Dianne Dillon-Ridgley
James B. Miller, Jr.	James B. Miller, Jr.		Christopher G. Kennedy

Executive Committee.    The Executive Committee did not meet but acted by unanimous written consent twice during 2011. With certain limited exceptions, the Executive Committee may exercise all the power and authority of the Board of Directors in the management of the business and affairs of the Company.

Audit Committee.    The Audit Committee met four times during 2011. The function of the Audit Committee is to (i) serve as an independent and objective party to review the Company’s financial statements, financial reporting process and internal control system, (ii) review and evaluate the performance of the Company’s independent auditors and internal financial management, and (iii) provide an open avenue of communication among the Company’s independent auditors, management (including internal financial management) and the Board. The Board of Directors has determined that all three members of the Audit Committee are “independent” in accordance with applicable law, including the rules and regulations of the Securities and Exchange Commission and the rules of the Nasdaq Stock Market, and that Mr. Gable, Chair of the Audit Committee, is an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission. The Audit Committee operates pursuant to an Audit Committee Charter which was adopted by the Board of Directors. The Audit Committee Charter may be viewed on the Company’s website, www.interfaceglobal.com/Investor-Relations/Corporate-Governance/Audit-Committee-Charter.aspx.

Compensation Committee.    The Compensation Committee met three times and acted by unanimous written consent four times during 2011. The function of the Compensation Committee is to (i) evaluate the performance of the Company’s Chief Executive Officer and other senior executives, (ii) determine compensation arrangements for such executives, (iii) administer the Company’s stock and other incentive plans for key employees, and (iv) review the administration of the Company’s employee benefit plans. The Board of Directors has determined that each member of the Compensation Committee is “independent” in accordance with the rules and regulations of the Securities and Exchange Commission and the rules of the Nasdaq Stock Market. The Compensation Committee operates pursuant to a Compensation Committee Charter that was adopted by the Board of Directors. The Compensation Committee Charter may be viewed on the Company’s website, www.interfaceglobal.com/Investor-Relations/Corporate-Governance/Compensation-Committee-Charter.aspx. The Compensation Committee’s policies and philosophy are described in more detail below in this Proxy Statement under the heading “Compensation Discussion and Analysis.”

Nominating & Governance Committee.    The Nominating & Governance Committee met twice in 2011. The Nominating & Governance Committee assists the Board in reviewing and analyzing, and makes recommendations regarding, corporate governance matters. The Nominating & Governance Committee also assists the Board in establishing qualifications for Board membership and in identifying, evaluating and selecting qualified candidates to be nominated for election to the Board. In the event of a vacancy on the Board, the Nominating & Governance Committee develops a pool of potential director candidates for consideration. The Nominating & Governance Committee seeks candidates for election and appointment with excellent decision-making ability, valuable and varied business experience and knowledge, and impeccable personal integrity and reputations. The Committee does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experience in evaluating candidates for Board membership, in an effort to obtain a variety of viewpoints in the Board’s proceedings. The Nominating & Governance Committee considers whether candidates are free of constraints or conflicts which might interfere with the exercise of independent judgment regarding the types of matters likely to come before the Board, and have the time required for preparation, participation and attendance at Board and committee meetings. Other factors considered by the Nominating & Governance Committee in identifying and selecting candidates include the needs of the Company and the range of talent and experience already represented on the Board. The Nominating & Governance Committee solicits suggestions from other members of the Board regarding persons to be considered as possible nominees. Shareholders who wish the Nominating & Governance Committee to consider their recommendations for director candidates should submit their recommendations in writing to the Nominating & Governance Committee, in care of the office of the Chairman of the Board, Interface, Inc., 2859 Paces Ferry Road, Suite 2000, Atlanta, GA 30339. Recommendations should include the information which would be required for a “Shareholder Proposal” as set forth in Article II, Section 9 of the Company’s Bylaws. Director candidates who are recommended by shareholders in accordance with these procedures will be evaluated by the Nominating & Governance Committee in the same manner as director candidates recommended by the Company’s directors.

The Board of Directors has determined that each member of the Nominating & Governance Committee is “independent” in accordance with applicable law, including the rules and regulations of the Securities and Exchange Commission and the rules of the Nasdaq Stock Market. The Nominating & Governance Committee

operates pursuant to a Nominating & Governance Committee Charter that was adopted by the Board of Directors. The Nominating & Governance Committee Charter may be viewed on the Company’s website, www.interfaceglobal.com/Investor-Relations/Corporate-Governance/Nominating-Governance-Charter-(1).aspx.

The Board receives quarterly reports on elements of risk that may potentially affect the Company, as identified and presented by management. The Board also assists in the Company’s risk oversight through its various committees described below. For example, the Audit Committee assists in overseeing risk as it relates to the Company’s financial statements, financial reporting process and internal control system. In that regard, the Company’s Director of Internal Audit and outside auditors report directly to the Audit Committee. The Nominating & Governance Committee assists in overseeing risk related to the Company’s corporate governance practices as well as the performance of individual Board members and committees, while the Compensation Committee assists in overseeing risk as it relates to the Company’s executive compensation program and practices.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT STOCK OWNERSHIP

The following table sets forth, as of March 9, 2012 (unless otherwise indicated), beneficial ownership of the Company’s Common Stock by: (i) each person, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each nominee for director, (iii) the Company’s Principal Executive Officer, Principal Financial Officer, and next three most highly compensated executive officers (the “Named Executive Officers”), and (iv) all executive officers and directors of the Company as a group.

Beneficial Owner (and Business Address of 5% Owners)	Title of Class	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
Estate of Ray C. Anderson 1100 Peachtree Street, Suite 2860 Atlanta, Georgia 30305	Common Stock	3,524,669	(2)(3)	6.0%
Ariel Investments, LLC 200 E. Randolph Drive, Suite 2900 Chicago, Illinois 60601	Common Stock	4,910,570	(2)(4)	8.3%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	Common Stock	4,102,300	(2)(5)	7.0%
Daruma Asset Management, Inc. and Mariko O. Gordon 80 West 40th Street, 9th Floor New York, New York 10018	Common Stock	3,573,860	(2)(6)	6.1%
RidgeWorth Capital Management, Inc. 3333 Piedmont Road, Suite 1500 Atlanta, Georgia 30305	Common Stock	5,206,247	(2)(7)	8.8%
Select Equity Group, Inc., Select Offshore Advisors, LLC and George S. Loening 380 Lafayette Street, 6th Floor New York, New York 10003	Common Stock	4,802,331	(2)(8)	8.2%
T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	Common Stock	3,844,200	(2)(9)	6.5%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	Common Stock	3,117,036	(2)(10)	5.3%
Edward C. Callaway	Common Stock	26,500	(11)	*
Robert A. Coombs	Common Stock	256,197	(12)	*
Dianne Dillon-Ridgley	Common Stock	29,203	(13)	*
Carl I. Gable	Common Stock	91,884	(14)	*
Daniel T. Hendrix	Common Stock	821,334	(15)	1.4%
June M. Henton	Common Stock	55,200	(16)	*
Christopher G. Kennedy	Common Stock	79,223	(17)	*

Beneficial Owner (and Business Address of 5% Owners)	Title of Class	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
K. David Kohler	Common Stock	20,000	(18)	*
Patrick C. Lynch	Common Stock	203,068	(19)	*
James B. Miller, Jr.	Common Stock	34,000	(20)	*
Harold M. Paisner	Common Stock	32,000	(21)	*
John R. Wells	Common Stock	391,486	(22)	*
Raymond S. Willoch	Common Stock	181,152	(23)	*
All executive officers and directors (15 persons)	Common Stock	2,504,454	(24)	4.2%

*	Less than 1%.

(1)	Percent of class is calculated assuming that the beneficial owner has exercised any conversion rights, options or other rights to subscribe held by such beneficial owner that are exercisable within 60 days, and that no other conversion rights, options or rights to subscribe have been exercised by anyone else.

(2)	Based upon information included in statements as of December 31, 2011 provided to the Company and filed with the Securities and Exchange Commission by such beneficial owners.

(3)	All such shares were acquired by the Estate of Ray C. Anderson (the “Estate”) upon the death of Mr. Ray C. Anderson on August 8, 2011. Mr. A. Kimbrough Davis and Ms. Patricia Anderson qualified as co-executors of the Estate (the “Co-Executors”) on August 24, 2011, and upon such date Ms. Patricia Anderson’s, Ms. Mary Anne Lanier’s and Ms. Harriet Langford’s collective authority as proxy and delegate (the “Co-Delegates”) with respect to the shares of the Company held by the Estate arose. At that time, the Co-Executors and Co-Delegates may be deemed to have acquired beneficial ownership of the shares beneficially owned by the Estate.

(4)	All such shares are held by Ariel Investments, LLC (“Ariel”) for the accounts of investment advisory clients. Ariel, in its capacity as investment advisor, has sole voting power with respect to 4,725,160 of such shares and sole dispositive power with respect to 4,903,185 of such shares.

(5)	According to BlackRock, various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such shares, and no one person’s interests in such shares exceeds 5% of the total outstanding shares of Common Stock.

(6)	All such shares are held by Daruma Asset Management, Inc. (“Daruma”) for the accounts of investment advisory clients. Mr. Gordon is the principal shareholder of Daruma. Daruma and Mr. Gordon have shared voting power with respect to 1,416,990 of such shares and shared dispositive power with respect to 3,573,860 of such shares.

(7)	Includes shares beneficially owned by RidgeWorth Capital Management, Inc. as parent company for Ceredex Value Advisors LLC.

(8)	Select Equity Group, Inc. reported beneficial ownership of 3,542,380 shares, over which it has sole voting and dispositive power. Select Offshore Advisors, LLC reported beneficial ownership of 1,259,951 shares, over which it has sole voting and dispositive power. Mr. Loening, the controlling shareholder of those entities, may also be deemed to be the beneficial owner of those securities.

(9)	T. Rowe Price Associates, Inc. is an investment advisor, and reports that it does not serve as custodian of the assets of its clients. It states that the ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities is vested in the clients which it serves as investment advisor. T. Rowe Price New Horizons Fund, Inc. is an investment company and states that only State Street Bank and Trust Company, as custodian, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities.

(10)	The Vanguard Group, Inc. is an investment advisor, and states that it has sole voting power with respect to 71,337 of such shares, sole dispositive power with respect to 3,045,699 of such shares, and shared dispositive power with respect to 71,337 of such shares.

(11)	Includes 1,500 restricted shares, and 2,500 shares that may be acquired by Mr. Callaway pursuant to exercisable stock options.

(12)	Includes 88,189 restricted shares, and 25,000 shares that may be acquired by Mr. Coombs pursuant to exercisable stock options.

(13)	Includes 103 shares held by Ms. Dillon-Ridgley’s son, although Ms. Dillon-Ridgley disclaims beneficial ownership of such shares. Also includes 1,500 restricted shares, and 5,000 shares that may be acquired by Ms. Dillon-Ridgley pursuant to exercisable stock options.

(14)	Includes 140 shares held by Mr. Gable as custodian for his son. Includes 1,500 restricted shares, and 5,000 shares that may be acquired by Mr. Gable pursuant to exercisable stock options.

(15)	Includes 381,906 restricted shares.

(16)	Includes 1,500 restricted shares, and 5,000 shares that may be acquired by Dr. Henton pursuant to exercisable stock options.

(17)	Includes 1,500 restricted shares, and 5,000 shares that may be acquired by Mr. Kennedy pursuant to exercisable stock options. Mr. Kennedy serves on the Board of Trustees of Ariel Mutual Funds, for which Ariel Investments, LLC serves as investment advisor and performs services which include buying and selling securities on behalf of the Ariel Mutual Funds. Mr. Kennedy disclaims beneficial ownership of all shares held by Ariel Investments, LLC as investment advisor for Ariel Mutual Funds.

(18)	Includes 1,500 restricted shares, and 2,500 shares that may be acquired by Mr. Kohler pursuant to exercisable stock options.

(19)	Includes 93,189 restricted shares.

(20)	Includes 1,500 restricted shares, and 5,000 shares that may be acquired by Mr. Miller pursuant to exercisable stock options.

(21)	Includes 1,500 restricted shares.

(22)	Includes 118,859 restricted shares.

(23)	Includes 85,689 restricted shares, and 19,299 shares that may be acquired by Mr. Willoch pursuant to exercisable stock options.

(24)	Includes 910,665 restricted shares, and 84,299 shares that may be acquired by all executive officers and directors as a group pursuant to exercisable stock options.

COMPENSATION DISCUSSION AND ANALYSIS

Overall Philosophy and Objectives

The Company’s compensation program is designed in a manner intended to both attract and retain a highly-qualified, motivated and engaged management team whose focus is on enhancing shareholder value. The Company believes a straightforward program that is readily understood and endorsed by its participants best serves these goals, and has constructed a program that contains (1) multiple financial elements, (2) clear and definitive targets, (3) challenging but attainable objectives, and (4) specified performance metrics. More specifically, the objectives of the Company’s management compensation program include:

•	Establishing strong links between the Company’s performance and total compensation earned — i.e., “paying for performance”;

•	Providing incentives for executives to achieve specific performance objectives;

•	Promoting and facilitating management stock ownership, and thereby motivating management to think and act as owners;

•	Emphasizing the Company’s mid and long-term performance, thus enhancing shareholder value; and

•	Offering market competitive total compensation opportunities to attract and retain talented executives.

Program Design and Administration

The Compensation Committee of the Board of Directors, which is composed entirely of independent directors, has developed and administers the Company’s executive pay program so as to provide compensation commensurate with the level of financial performance achieved, the responsibilities undertaken by the executives, and the compensation packages offered by comparable companies. The program currently consists of four principal components, each of which is designed to drive a specific behavioral focus, which in turn helps to provide specific benefits to the Company:

Program Component	Behavioral Focus	Ultimate Benefit to Company

Competitive base salary	Rewards individual competencies, performance and level of experience	Assists with attraction and retention of highly-qualified executives, and promotes management stability

Annual cash bonuses based on achievement of established goals	Rewards individual performance and operational results of specific business units and Company as a whole	Aligns individual interests with overall short term (quarterly and annual) objectives, and reinforces “pay for performance” program goals

Long-term incentives	Rewards engagement, longevity, sustained performance and actions designed to enhance overall shareholder value	Aligns individual interests with the long-term investment interests of shareholders, and assists with retention of highly-qualified executives

Other elements such as special incentives, retirement benefits and elective deferred compensation	Rewards targeted operational results, engagement and longevity, and sustained performance	Focuses enhanced efforts on a particular key objective (e.g., debt reduction), aligns individual interests with the long-term investment interests of shareholders, assists with the attraction and retention of highly-qualified executives, and promotes management stability

The Company strives to structure various elements of these program components so that a large portion of executive compensation is directly linked to advancing the Company’s financial performance and the interests of shareholders.

The Committee establishes base salaries for the executive officers, including the Named Executive Officers listed in the “Summary Compensation Table” included in this Proxy Statement. The Committee also administers the annual bonus program, the long-term incentive program, retirement benefits, deferred compensation arrangements, and, when applicable, special incentive programs.

The Committee has directly engaged Pearl Meyer & Partners, a nationally-recognized, independent compensation consultant, to provide input on compensation matters. The services performed by Pearl Meyer & Partners may vary according to the particular needs of the engagement, but typically will consist of providing a market or peer group overview of compensation elements, including salary, bonus, long-term incentives and special incentives. For 2011, the corporate peer group used for benchmarking compensation was: Actuant Corp.; Acuity Brands, Inc.; Albany International Corp.; BE Aerospace, Inc.; The Dixie Group, Inc.; Herman Miller, Inc.; HNI Corporation; Kimball International, Inc.; Knoll, Inc.; Mohawk Industries, Inc.; Steelcase, Inc.; Unifi, Inc.; and USG Corp. Occasionally, Pearl Meyer & Partners also may conduct a business performance review of our Company compared with other companies, to assist the Committee in making its compensation decisions.

The Committee also seeks compensation input from the Company’s Chief Executive Officer and General Counsel. In addition, the Committee takes into account publicly available data relating to the compensation practices and policies of other companies within and outside the Company’s industry. Furthermore, the policies and programs described below are subject to change as the Committee deems necessary from time to time to respond to economic conditions, meet competitive standards and serve the objectives of the Company and its shareholders.

The Board, in conjunction with management, has reviewed our compensation policies and practices as generally applicable to our employees and determined that they do not encourage excessive risk or unnecessary risk taking and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.

Discussion of Principal Elements of Compensation Program

Base Salaries

The Committee generally strives to set base salaries at the market median (50th percentile) of salaries offered by other employers in our industry and other publicly traded companies with characteristics similar to the Company (size, growth rate, etc.), based, by and large, on information provided by our independent compensation consultant and internal equalization policies of the Company. Some of the companies considered from time to time are included in the list of companies comprising the “self-determined peer group” index used to create the stock performance graph included in the Company’s Annual Report on Form 10-K for the year ended January 1, 2012 (which graph is reproduced below for your reference). The Company’s current self-determined peer group is comprised of the following companies: Actuant Corp.; Acuity Brands, Inc.; Albany International Corp.; BE Aerospace, Inc.; The Dixie Group, Inc.; Herman Miller, Inc.; HNI Corporation; Kimball International, Inc.; Knoll, Inc.; Mohawk Industries, Inc.; Steelcase, Inc.; Unifi, Inc.; and USG Corp.

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	12/31/06	12/30/07	12/28/08	1/3/10	1/2/11	1/1/12
Interface, Inc.	$100	$116	$37	$60	$114	$84
NASDAQ Composite Index	$100	$112	$65	$97	$114	$113
Self-Determined Peer Group (13 Stocks)	$100	$98	$39	$56	$77	$73

Notes to Performance Graph

(1)	The lines represent annual index levels derived from compound daily returns that include all dividends.
(2)	The indices are re-weighted daily, using the market capitalization on the previous trading day.
(3)	If the annual interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
(4)	The index level was set to $100 as of 12/31/06 (the last day of fiscal 2006).
(5)	The Company’s fiscal year ends on the Sunday nearest December 31.

In addition, the Committee may consider other factors when setting individual salary levels, which may result in salaries somewhat above or below the targeted amount. These factors include the executive’s level of responsibility, achievement of goals and objectives, tenure with the Company, and specific background or experience, as well as external factors such as the availability of talent, the recruiting requirements of the particular situation, and general economic conditions and rates of inflation. In this Proxy Statement, compensation for Named Executive Officers based outside the United States is reported in U.S. dollars based on the currency exchange rate in effect as of the end of each fiscal year, and therefore fluctuations in currency exchange rates may impact the reported amounts.

Base salary adjustments for executive officers generally are made (if at all) annually and are dependent on the factors described above. In 2011, the Named Executive Officers received base salary increases ranging from 5-10% (an aggregate of approximately $181,000 for the five Named Executive Officers) following a period of three years during which they had received no base salary increases.

Please see the “Summary Compensation Table” included in this Proxy Statement for the base salaries of the Named Executive Officers in 2011.

Annual Bonuses

The Committee administers the shareholder-approved Executive Bonus Plan, which provides quarterly and annual bonus opportunities for Company executives. The bonus opportunities provide an incentive for executives to earn compensation based on the achievement of important corporate or business unit (division or subsidiary) financial performance and, in some cases, individual performance goals. In determining the appropriate bonus opportunities, the Committee seeks to establish potential awards that, when combined with annual salary, place the total overall cash compensation opportunity for the Company’s executives in the third quartile (between the market 50th percentile and the market 75th percentile) for comparable companies, provided that the performance objectives are substantially achieved.

Each executive officer of the Company, including the Chief Executive Officer, is assigned a bonus potential (typically ranging between 65% and 110% of base salary), and a personalized set of quarterly and annual financial objectives. Actual awards can range from 0% to 150% of the bonus potential, depending on the degree to which the established financial objectives are achieved, and are paid on a quarterly and annual basis in the following manner:

Achievement of Objectives	Percentage of Bonus Opportunity Payable	Timing of Payment to Employee Participant
First Quarter Objectives Achieved	15%	Approximately 45 days following end of first quarter
Second Quarter Objectives Achieved	15%	Approximately 45 days following end of second quarter
Third Quarter Objectives Achieved	15%	Approximately 45 days following end of third quarter
Fourth Quarter Objectives Achieved	15%	Approximately 60 days following end of year
Fiscal Year Objectives Achieved	40%	Approximately 60 days following end of year

In 2011, 100% of the bonus potential for the Chief Executive Officer, Chief Financial Officer and each of the other Named Executive Officers was based on measurable financial objectives. For Messrs. Hendrix and Wells (who manages the Company’s Americas floorcoverings business), these objectives consisted of growth in operating income and cash flow for operations managed, earnings per share and FLOR (consumer products division) gross billings, and the relative weights assigned to these financial objectives were 60%, 10%, 20% and 10%, respectively. For Messrs. Lynch and Willoch, these objectives consisted of growth in operating income, earnings per share and cash flow, and the relative weights assigned to these financial objectives were 60%, 20%

and 20%, respectively. For Mr. Coombs (who manages the Company’s Asia-Pacific floorcoverings business), the objectives were growth in operating income and cash flow for operations managed and earnings per share, and the relative weights were 60%, 20% and 20%, respectively.

For each objective, the Committee establishes a threshold level that must be achieved in order for any bonus amount to be earned with respect to that objective, and establishes a goal that must be achieved or exceeded to maximize bonus compensation for that objective (except that no bonus is payable if the threshold for operating income is not exceeded). A pro rata bonus amount is earned to the extent that the threshold is exceeded, up to 150% of the goal number for the Chief Executive Officer and for the other Named Executive Officers. Historically, the Committee has set the threshold level, in its discretion, based primarily on a consideration of the Company’s prior year results for each objective, such that no bonus will be earned with respect to the objective in the event that the Company fails to experience improvement. Also historically, the Committee has set the goal, in its discretion, based primarily on factors that would approximate 15% sales growth and 20% operating income and earnings per share growth from such incremental sales. With respect to cash flow, the Committee sets the goal, in its discretion, using similar approximations, but taking into account anticipated growth initiatives, capital expenditures, research and development costs, debt maturities, and other cash uses that the Committee deems relevant. Given this methodology, the Committee believes that the threshold level, while challenging, is reasonably likely to be achieved in normalized market conditions, while the target would be fully achieved or exceeded only with exceptional performance.

For 2011, each of the Named Executive Officers received a bonus, which appears in the “Summary Compensation Table” included in this Proxy Statement, as their respective performance objectives were determined to have been achieved, in part, during the year. For 2011, actual bonus earned, expressed as a percentage of maximum bonus potential, was 25%, 23%, 12%, 40% and 23% for Messrs. Hendrix, Lynch, Wells, Coombs and Willoch, respectively. The bonuses were attributable to their achieving or exceeding their respective financial objective goals, primarily during the first two quarters of the year.

For fiscal year 2012, annual incentive awards are again based on the achievement of important corporate or business unit (division or subsidiary) financial performance. The annual incentive awards for 2012 are structured in a manner similar to the annual incentive awards in 2011, with the same performance objectives and relative weights.

Long-Term Incentives

The Committee administers the shareholder-approved Interface, Inc. Omnibus Stock Incentive Plan (the “Omnibus Stock Plan”), which is an equity-based plan that allows for long-term incentive awards such as restricted stock and stock options. The Omnibus Stock Plan provides for the grant to key employees and directors of the Company and its subsidiaries of restricted stock, incentive stock options (which qualify for certain favorable tax treatment), nonqualified stock options, stock appreciation rights, deferred shares, performance shares and performance units. The size of the awards made to individual officers is based on an evaluation of several factors, including the officer’s level of responsibility, the officer’s base salary and the Company’s overall compensation objectives. The amount and nature of prior equity incentive awards also are generally considered in determining new Omnibus Stock Plan awards for executive officers.

Long-term incentives are intended to attract and retain outstanding executive talent, create a direct link between shareholder and executive interests by focusing executive attention on increasing shareholder value, and motivate executives to achieve specific performance objectives. For instance, stock options (when granted) have an exercise price equal to at least 100% of the market price of the underlying Common Stock on the date of grant. Thus, the stock options only have value if the market price of the Company’s stock rises after the grant date. Additionally, restricted stock awards generally vest, in whole or in part, over a period of multiple years (three to five years for grants made in recent years), giving the executive an incentive to remain employed with the Company for a significant time period to have the opportunity to vest in an award. Moreover, awards of restricted stock may vest earlier if specific performance criteria are met, and these performance criteria are designed to drive shareholder value. (As discussed below, 50% of the 2008, 2010 and 2011 awards are ineligible for time/retention vesting and are forfeited altogether if the performance criterion is not met. In addition, for the 2008 award, the shares that are eligible for time/retention vesting are reduced share-for-share by the number of shares that vest based on achievement of the performance criterion).

Description of Available Awards

Restricted Shares

Awards of restricted shares under the Omnibus Stock Plan generally vest over a period of multiple years following the date of award, and may vest earlier if specified performance criteria established by the Committee are satisfied. Unvested awards are also subject to forfeiture under certain circumstances. All restricted shares awarded to date have been made without consideration from the participant (although the Omnibus Stock Plan authorizes the Committee, in connection with any award, to require payment by the participant of consideration, which can be less than the fair market value of the award on the date of grant). Awards of restricted stock generally will not be transferable by the participant other than by will or applicable laws of descent and distribution.

Stock Options

Options granted under the Omnibus Stock Plan may be incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended), nonqualified stock options or a combination of the foregoing, although only employees are eligible to receive incentive stock options. All options under the Omnibus Stock Plan will be granted at an exercise price per share equal to not less than 100% of the fair market value of the Common Stock on the date the option is granted. Options may be structured to vest over a period of multiple years. Options granted under the Omnibus Stock Plan expire following a pre-determined period of time after the date of grant (which may not be more than 10 years after the grant date), and generally will terminate on the date three months following the date that a participant’s employment with the Company terminates.

The Company receives no consideration upon the granting of an option. Full payment of the option exercise price must be made when an option is exercised. The exercise price may be paid in cash or in such other form as the Committee may approve, including shares of Common Stock valued at their fair market value on the date of option exercise. Options generally will not be transferable by the holder thereof other than by will or applicable laws of descent and distribution.

Other Potential Awards

The Omnibus Stock Plan also provides for the award of stock appreciation rights, deferred shares, performance shares and performance units. To date, the Committee has not granted any of these types of awards.

Recent Omnibus Stock Plan Awards to Named Executive Officers

The long-term incentive awards made under the Omnibus Stock Plan in January 2008 to the Company’s executive officers consisted of restricted stock grants with performance-based vesting and, with respect to a portion of such grants, tenure-based vesting. The 2008 awards were higher than the typical restricted stock awards in prior years because they were made pursuant to a three-year performance program applicable during 2008-2010. The 2008 awards are eligible to performance vest to the extent that the Company’s earnings per share plus dividends exceeds a specified baseline threshold and reaches a target amount during the performance period (provided that a stated minimum level of operating income also is achieved). At the time of the awards, the Committee believed that a three-year performance period was appropriate because the Committee desired to focus this incentive award on longer-term performance. Fifty percent of each 2008 award is eligible to vest on the fifth anniversary of the grant date if the executive remains employed by the Company at that time, but the shares eligible to vest based on tenure of employment are reduced share-for-share by the number of shares that performance vest (such that if at least fifty percent of the shares performance vest there will be no shares eligible to time vest). The remaining fifty percent would be forfeited altogether if the performance criterion is not met. The 2008 awards originally provided that additional shares would be issued to the executives on a pro rata basis to the extent the performance target was exceeded during the three-year performance period.

The Committee established the baseline threshold for the 2008 awards at the level of the Company’s actual earnings per share plus dividends for the prior year period (2007), such that none of the award would performance-vest if the Company failed to achieve some growth in earnings per share plus dividends.

Accordingly, at the time of the awards, the Committee believed that the threshold level, while challenging, was reasonably likely to be achieved in normalized market conditions. The Committee established the target level at an amount that exceeded a 20% compound annual growth rate over the actual earnings per share plus dividends for the prior year period (2007), such that the target could be fully achieved or exceeded only with exceptional performance.

In January 2009, the Committee determined that an amendment of the awards was appropriate in response to the deteriorating market conditions brought on by the severe worldwide recession because otherwise the awards, based on obsolete targets, would have had no incentive value whatsoever (yet remain an expense for the Company). The amendment extended the performance period through the year 2012 (to allow some time for economic conditions to stabilize and begin recovering) and reduced the threshold (to a challenging but potentially achievable level that took into account the Company’s forecasted decline in earnings per share plus dividends as a result of the worldwide financial and credit crisis) at which such restricted shares would begin to performance vest on a pro rata basis during the extended performance period. However, the performance target that must be achieved for vesting in the entirety of the award remained unchanged, and the executive’s opportunity to receive additional shares for exceeding that performance target was removed. To date, approximately 21% of the 2008 awards have vested, based on 2010 and 2011 performance.

As an additional performance incentive, each of the Named Executive Officers received an award of stock options in 2009. Each award vests one-half on the first two anniversaries of the grant date and has a term of ten years. The Committee believes these awards were appropriate in light of the decreased likelihood of vesting in the 2008 restricted stock awards described above, and to further align management and shareholder interests by granting awards focused directly on an increase in the Company’s stock price.

In July 2010, each of the Named Executive Officers received an award of restricted stock. The 2010 awards are eligible to performance vest to the extent that the Company’s earnings per share plus dividends reaches specified target levels during a three-year performance period, with a special accelerated vesting opportunity based on 2010 earnings per share plus dividends. Fifty percent of any unvested shares from the 2010 award will vest on the third anniversary of the grant date if the executive remains employed by the Company at that time. Substantially all of these shares vested based on the Company’s 2010 performance, and the small remainder vested based on the Company’s 2011 performance.

In January 2011, each of the Named Executive Officers received an award of restricted stock, as described in the “Grants of Plan-Based Awards” table included in this Proxy Statement. The 2011 awards are eligible to performance vest to the extent that the Company’s earnings per share plus dividends reaches specified target levels during a three-year performance period. Fifty percent of any unvested shares from the 2011 award will vest on the third anniversary of the grant date if the executive remains employed by the Company at that time. None of the 2011 awards have vested to date.

In February 2011, Mr. Hendrix received a special award of 200,000 shares of restricted stock, as also described in the “Grants of Plan-Based Awards” table included in this Proxy Statement. This special award is eligible to performance vest to the extent that FLOR gross billings reach specified target levels during a five-year performance period. None of the shares are eligible to vest based on Mr. Hendrix’s tenure of employment. The Committee believe this special award was appropriate because (1) the Committee wanted to focus management on the growth of the FLOR consumer carpet tile business, both through the internet and catalog channels as well as through additional FLOR retail store openings, and (2) the Committee believed that the number of restricted shares held by Mr. Hendrix had fallen well below historical levels as well as the levels desired both for his retention and to align his compensation with the long-term interests of our shareholders. None of the special award has vested to date.

At the time the 2011 awards were granted, the Committee believed that the specified target levels, while challenging, could possibly be achieved in normalized market conditions and would be achieved with exceptional performance. However, based on current market conditions, the Committee believes that the specified target levels are not reasonably likely to be achieved.

Stock Ownership and Retention Guidelines

To further tie the financial interests of Company executives to those of shareholders, the Committee has established stock ownership and retention guidelines. Under these guidelines, executive officers are expected to accumulate a number of shares (unrestricted) of the Company’s Common Stock having a value equaling one and one-half times base salary in the case of the Chief Executive Officer and one times base salary in the case of the other executive officers (based on salaries and the stock price at the time the guidelines were adopted several years ago). All executives have now met this target. To facilitate accomplishing the ownership targets, executive officers generally are expected to retain at least one-half of the net after-tax shares (i.e., the net shares remaining after first selling sufficient shares to cover the anticipated tax liability and, in the case of stock options, the exercise price) obtained upon the vesting of restricted stock and the exercise of stock options.

Directors also are subject to stock ownership requirements. The directors who were serving when the requirements were adopted were required to accumulate at least 2,000 shares (unrestricted) by March 31, 2006, and any new director elected thereafter is required to accumulate at least 2,000 shares (unrestricted) by the second anniversary of his or her election. All directors have met this stock ownership standard. As a guideline, non-employee directors also are expected to retain during their tenure all of the net after-tax shares obtained upon the vesting of restricted stock and at least one-half of the net after-tax shares obtained upon the exercise of stock options.

Other Elements of Compensation Program

In addition to the principal compensation program elements described above, the Company has adopted a number of other elements to further its compensation program goals, including, on occasion, special incentive programs to strengthen the alignment of our executive officers’ interests with shareholder long-term interests. They are as follows:

• 401(k) Plan and Superannuation Plan	• Special Incentive Programs
• Elective Deferred Compensation Program	• Severance Agreements
• Pension/Salary Continuation Programs	• Perquisites

401(k) Plan and Superannuation Plan

The Company maintains the Interface, Inc. Savings and Investment Plan (the “401(k) Plan”), a tax-qualified 401(k) plan which provides its U.S.-based employees a convenient and tax-advantaged opportunity to save for retirement. The Company’s Named Executive Officers who are based in the United States are eligible to participate in the 401(k) Plan on the same terms as other executive and non-executive employees based in the United States, and receive the same benefits afforded all other participants.

Under the 401(k) Plan, all participating employees are eligible to receive matching contributions that are subject to vesting over time. The Company periodically evaluates the level of matching contributions afforded participant employees to ensure competitiveness in the marketplace. The Company matches 50% of the first 6% of the employee’s eligible compensation (capped by statutory limitations) that the employee contributed to the 401(k) Plan.

Mr. Coombs, who is based in Australia, participates in a government-required defined contribution retirement plan called a “superannuation plan”. Pursuant to this plan, the Company contributes monthly to Mr. Coombs’ superannuation account an amount equal to approximately 8% of his monthly salary.

Elective Deferred Compensation Program

The Company maintains the Interface, Inc. Nonqualified Savings Plan and Interface, Inc. Nonqualified Savings Plan II (collectively, the “Nonqualified Plan”) for certain U.S.-based “highly compensated employees” (as such term is defined in applicable IRS regulations), including the Named Executive Officers who are based in the United States. As with the Company’s 401(k) Plan, the Named Executive Officers who are based in the United States are eligible to participate in the Nonqualified Plan on the same terms as other executive and non-executive eligible employees based in the United States, and receive the same benefits afforded all other participants. Under the Nonqualified Plan, all eligible employees can elect to defer, on a pre-tax basis, a portion of their salary and/or annual bonus compensation. The Company matches 50% of the first 6% of the employee’s eligible salary and bonus that was deferred, less any potential Company matching amounts under the 401(k) Plan.

The Nonqualified Plan also contains a “Key Employee Retirement Savings Benefit” feature to permit discretionary contributions to certain key employees’ accounts (in a separately tracked sub-account) to enhance retirement savings and to couple such contributions with vesting structures that will promote the retention of such key employees. In each of 2009, 2010 and 2011, the Compensation Committee made a Key Employee Retirement Savings Benefit contribution of $50,000 to the Nonqualified Plan account of Mr. Lynch. This contribution will vest 50% upon his reaching age 50 and 50% upon his reaching age 55, assuming continuous service with the Company until such ages.

Please see the “Non-Qualified Deferred Compensation” table included in this Proxy Statement for further details regarding the Nonqualified Plan, as well as the Company’s Named Executive Officers’ contributions, earnings and account balances applicable to the Nonqualified Plan for fiscal year 2011.

Pension/Salary Continuation Programs

Foreign Defined Benefit Plans

The Company has trustee-administered defined benefit retirement plans (“Pension Plans”) which cover certain of its overseas employees. The benefits are generally based on years of service and the employee’s average monthly compensation. As determined by their respective trustees, the investment objectives of the Pension Plans are to maximize the return on the investments without exceeding the limits of prudent pension fund investment and to ensure that the assets ultimately will be sufficient to exceed minimum funding requirements. The goal is to optimize the long-term return on plan assets at a moderate level of risk, by balancing higher-returning assets, such as equity securities, with less volatile assets, such as fixed income securities. The assets are managed by professional investment firms and performance is evaluated periodically against specific benchmarks. The Pension Plans’ net assets did not include any shares of the Company’s own stock at January 1, 2012. Only one of our executive officers, Mr. Lindsey Parnell, based in Europe, is a participant in a Pension Plan. None of our Named Executive Officers are participants.

Salary Continuation Plan

The Company maintains a nonqualified Salary Continuation Plan designed to induce selected employees of the Company to remain in the employ of the Company by providing them with retirement, disability and death benefits in addition to those which they may receive under the Company’s other benefit programs. The Salary Continuation Plan entitles participants to (i) retirement benefits upon normal retirement from the Company at age 65 (or early retirement as early as age 55) after completing at least 15 years of service with the Company (unless otherwise provided in the plan), payable for the remainder of their lives (or, if elected by a participant, a reduced benefit is payable for the remainder of the participant’s life and any surviving spouse’s life) and in no event for less than 10 years under the death benefit feature; (ii) disability benefits payable for the period of any pre-retirement total disability; and (iii) death benefits payable to the designated beneficiary of the executive for a period of up to 10 years. The annual retirement benefit for retirement at age 65 is 50% of the executive’s final average earnings (defined as the average of the salary and bonus paid by the Company for the four individual calendar years of the executive’s highest compensation during the last eight full calendar years of the executive’s employment with the Company ending on or prior to the effective date of the executive’s retirement), which decreases proportionately to 30% of final average earnings for early retirement at age 55. The annual disability benefit is structured to essentially equate to 66% of current pay (salary and bonus) at the time of disability. The annual death benefit, for the 10-year payment period, is 50% of final average earnings, for a pre-retirement death, or a continuation of the actual retirement payments for the balance of the 10-year period (if any) for a post-retirement death (assuming no election of spousal survival benefits). The Salary Continuation Plan is administered by the Compensation Committee, which has full discretion in choosing participants and the benefits applicable to each. The Company’s obligations under the Salary Continuation Plan are currently unfunded (although the Company uses insurance instruments to hedge its exposure thereunder); however, the Company is required to contribute the present value of its obligations thereunder to an irrevocable grantor trust in the event of a “Change in Control” (as such term is defined in the Salary Continuation Plan) of the Company.

Pursuant to the Salary Continuation Plan, the Company has maintained Salary Continuation Agreements with each of Named Executive Officers Hendrix, Wells and Willoch since 1986, 1998 and 1996, respectively. (The Company most recently amended and restated the Salary Continuation Agreements with Messrs. Hendrix, Wells and Willoch in January 2008, primarily to comply with Section 409A of the Internal Revenue Code of 1986, as amended. The benefits under their amended and restated agreements are substantially similar to those under their respective prior agreements.) The individual Salary Continuation Agreements contain essentially all of the benefit terms and conditions, and those agreements control in the event of any conflict with the Salary Continuation Plan document. Please see the “Pension Benefits” table included in this Proxy Statement for information about the Salary Continuation Plan benefits applicable to Messrs. Hendrix, Wells and Willoch.

Special Incentive Programs

From time to time, in its discretion, the Committee may implement special incentive programs which provide executives an opportunity to earn additional compensation if specific performance objectives are met. Special incentive programs are used when the Committee recognizes a need or desire for the Company to achieve one or more targeted strategic or financial objectives (such as stock price appreciation, debt reduction, cash accumulation, or attainment of a specified financial ratio) in addition to those objectives generally covered by annual bonuses and long-term incentives. The time period for achievement of the objectives may vary from less than a year to a multiple-year period. In each case, the performance objectives are designed to represent challenging but achievable targets that will serve to align the interests of executives with the interests of shareholders, and encourage executives to think and act as owners.

In January 2009, the Committee adopted a special incentive program that provided executive officers of the Company a bonus compensation opportunity based on the achievement of a key business performance objective. The performance objective was reduction in Company debt and/or accumulation of cash on the balance sheet in a specified amount by the end of fiscal year 2009. (The baseline was the fiscal 2008 year-end balance sheet, and a specified minimum amount of operating income must have been achieved as an additional condition to the bonus opportunity.) This performance objective was viewed as particularly important by the Committee in light of the Company’s then-outstanding 10.375% Senior Notes which matured in February 2010. The target amount was set by the Committee at an amount such that, if achieved, the Company would have had sufficient liquidity, considering its cash on hand, borrowing availability, and cash generated during 2009, to pay off the 10.375% Senior Notes while still funding forecasted capital expenditures and working capital, with the threshold being set at approximately two-thirds of the target amount. Given the relatively large balance of 10.375% Senior Notes outstanding at the time the program was adopted, the Committee believed the target could be fully achieved only with exceptional performance. The potential payout to each executive officer for achievement of the performance objective was set at a cash amount equaling 50% to 100% of the officer’s respective base salary, depending on the extent (pro rata) to which the specified threshold is exceeded and the specified target is achieved. The potential aggregate payout to the executive officers as a group for achieving the objective ranged from approximately $1.4 million (for achieving the threshold amount) to approximately $2.8 million (for achieving the target amount or more). Any bonus paid under this program is excluded from any severance benefits available to the officer in case of termination (except in case of termination following a change in control of the Company), and also is excluded from the final average earnings formulas of Salary Continuation Agreements and all other applicable retirement or pension plans. During 2009, the performance objective was met to an extent that entitled each executive officer to a bonus amount equaling 50% of base salary. However, in light of economic conditions and the salary freeze then in effect at the Company, the executive officers voluntarily agreed to reduce the bonus amount actually paid by one-half.

No special incentive programs were applicable during 2010 or 2011.

Severance Agreements

The Company has substantially similar Employment and Change in Control Agreements in effect with each of Messrs. Hendrix, Lynch, Wells and Willoch, and has two employment agreements in effect with Mr. Parnell covering his activities (i) within and (ii) outside of the United Kingdom. (Mr. Coombs is not a party to an employment or change in control agreement.) These agreements generally provide for certain benefits (salary, bonus, medical benefits, etc.) in the event of a Named Executive Officer’s termination of employment without “cause” (as defined in the agreements), as well as certain benefits upon his resignation, death or disability. These agreements also contain provisions placing restrictions on a Named Executive Officer’s ability to compete with the Company, or solicit its customers or employees, for a specified period of time following termination of employment.

For Messrs. Hendrix, Lynch, Wells and Willoch, these agreements provide for certain benefits in the event of a termination of employment in connection with a “Change in Control” (as defined in the agreements) of the Company.

Please see the further discussion below in the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement regarding the respective employment and change in control agreements of the Company’s Named Executive Officers.

Perquisites

In order to provide a market competitive total compensation package to certain of the Company’s executive officers, including the Named Executive Officers, the Company provides those limited perquisites that it believes enable its Named Executive Officers to perform their responsibilities efficiently and with minimal distractions. The perquisites provided to one or more Named Executive Officers in 2011 included the following:

• Company-provided automobile/allowance	• Company-provided telephone
• Health club dues	• Long-term care insurance
• Tax return preparation services	• Split dollar insurance agreement (for Mr. Hendrix only)

Please see the “Summary Compensation Table” included in this Proxy Statement (and the notes thereto) for a more detailed discussion of these perquisites and their valuation.

Compensation Deductibility

An income tax deduction under federal law will be generally available for annual compensation in excess of $1 million paid to the chief executive officer and the named executive officers of a public corporation only if that compensation is “performance-based” and complies with certain other tax law requirements. Executive compensation under the Company’s Executive Bonus Plan, described above, meets these requirements and therefore qualifies for an income tax deduction under federal law.

Although the Committee considers deductibility issues when approving executive compensation elements, the Company and the Committee believe that other compensation objectives, such as attracting, retaining and providing incentives to qualified managers, are important and may supersede the goal of maintaining deductibility. Consequently, the Company and the Committee may make compensation decisions without regard to deductibility when it is deemed to be in the best interests of the Company and its shareholders to do so.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this 2012 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended January 1, 2012, filed with the Securities and Exchange Commission.

THE COMPENSATION COMMITTEE

K. David Kohler

Harold M. Paisner

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the executive officers of the Company served as either (1) a member of the Compensation Committee or (2) a director of any entity of which any member of the Compensation Committee is an executive officer. In addition, none of the executive officers of the Company served as a member of the compensation committee of any entity of which any member of the Board of Directors is an executive officer.

EXECUTIVE COMPENSATION AND RELATED ITEMS

Summary Compensation Table

The following table provides information about the compensation paid by the Company and its subsidiaries to the Company’s Named Executive Officers for each of the past three fiscal years.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)(1)	Stock Awards ($) (e)(2)	Option Awards ($) (f)(3)	Non-Equity Incentive Plan Compensation ($) (g)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(5)	All Other Compensation ($) (i)(6)	Total ($) (j)(7)
Daniel T. Hendrix,	2011	850,000	—	2,102,500	—	344,081	1,134,518	179,829	4,610,928
President and Chief	2010	780,000	—	686,758	—	909,480	1,148,247	127,729	3,652,214
Executive Officer	2009	780,000	—	—	382,000	771,810	273,025	140,328	2,347,163
Patrick C. Lynch,	2011	380,000	—	258,900	—	115,938	—	108,437	863,275
Senior Vice President	2010	344,500	—	422,620	—	387,563	—	96,341	1,251,024
and Chief Financial Officer	2009	344,500	—	—	191,000	310,222	—	88,745	934,467
John R. Wells,	2011	550,000	—	258,900	—	88,650	622,443	69,756	1,589,749
Senior Vice President	2010	525,000	—	422,620	—	502,030	562,434	49,832	2,061,916
(Division President)	2009	525,000	—	—	238,750	467,827	112,759	49,570	1,393,906
Robert A. Coombs,	2011	463,011	—	215,750	—	247,309	—	109,026	1,035,095
Senior Vice President	2010	434,973	—	316,965	—	456,721	—	107,014	1,315,673
(Division President)(*)	2009	379,535	—	—	143,250	370,078	—	88,083	980,946
Raymond S. Willoch,	2011	390,000	—	194,175	—	118,990	476,772	58,578	1,238,515
Senior Vice President	2010	372,250	—	316,965	—	418,781	483,070	44,861	1,635,927
and General Counsel	2009	372,250	—	—	162,350	335,211	94,882	43,796	1,008,489

*	Mr. Coombs, as an Australia-based employee, is paid in Australian dollars. In calculating the U.S. dollar equivalent for disclosure purposes, the Company has converted each payment in Australian dollars into U.S. dollars based on the exchange rate in effect as of the end of each fiscal year (AUS$1 to $1.01 for 2011, AUS$1 to $1.02 for 2010, and AUS$1 to $0.89 for 2009).

(1)	The Company paid no discretionary bonuses, or bonuses based on performance metrics that were not pre-established and communicated to the Named Executive Officers, for 2009-2011. All cash bonus awards for 2009-2011 were performance-based. These payments, which were made under the Company’s Executive Bonus Plan, are reported in the “Non-Equity Incentive Plan Compensation” column (column (g)).

(2)	The amounts reported in the “Stock Awards” column are computed based upon the probable outcome of the performance conditions associated with the awards as of the respective grant dates. The value of the awards at the grant dates assuming the highest level of performance were $4,205,000, $517,800, $517,800, $431,500 and $388,350 for Messrs. Hendrix, Lynch, Wells, Coombs and Willoch, respectively, in 2011, and $807,950, $497,200, $497,200, $372,900 and $372,900 for these same individuals, respectively, in 2010. See the Note entitled “Shareholders’ Equity” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended January 1, 2012, regarding assumptions underlying valuation of equity awards. See the “Grants of Plan-Based Awards” table included in this Proxy Statement for information about equity awards granted in 2011, and the “Outstanding Equity Awards at Fiscal Year-End” table included in this Proxy Statement for information with respect to awards outstanding at year-end 2011. The ultimate payout value with respect to the “Stock Awards” included in column (e) may be significantly more or less than the amounts shown, and possibly zero, depending on the Company’s financial performance at the end of the performance or restricted period and the recipient’s tenure of employment. For a description of the performance criteria, please see the discussion contained in the “Compensation Discussion and Analysis” section herein.

(3)	The amounts reported in the “Option Awards” column are computed based upon the aggregate grant date fair value of the respective awards. See the Note entitled “Shareholders’ Equity” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended January 1, 2012, regarding assumptions underlying valuation of equity awards. See the “Outstanding Equity Awards at Fiscal Year-End” table included in this Proxy Statement for information with respect to awards outstanding at year-end 2011. The ultimate payout value of option awards may be significantly more or less than the amounts shown, and possibly zero, depending on the price of the Company’s stock during the term of the option award.

(4)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column for 2011 and 2010 reflect the amounts actually earned by and paid to each Named Executive Officer under the Company’s Executive Bonus Plan. The amounts reported in the “Non-Equity Incentive Plan Compensation” column for 2009 reflect the amounts actually earned by and paid to each Named Executive Officer under the Company’s Executive Bonus Plan ($381,810, $137,972, $205,327, $180,310 and $149,086 for Messrs. Hendrix, Lynch, Wells, Coombs and Willoch, respectively), as well as amounts actually earned under the 2009 Special Incentive Program adopted by the Compensation Committee ($390,000, $172,250, $262,500, $189,768 and $186,125 for Messrs. Hendrix, Lynch, Wells, Coombs and Willoch, respectively, although the officers elected to forego payment of one-half of these respective amounts). The material provisions of the Executive Bonus Plan are more fully described in the “Compensation Discussion and Analysis” section included herein.

(5)	The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent aggregate changes in the actuarial present value of the Named Executive Officers’ accumulated benefit under the Company’s Salary Continuation Plan (for Messrs. Hendrix, Wells and Willoch). Messrs. Lynch and Coombs do not participate in a Pension Plan or the Salary Continuation Plan. The Company does not pay any above-market interest (or any guaranteed interest rate) on its Nonqualified Plan. See the “Pension Benefits” table of this Proxy Statement for information about these benefits afforded each of the Company’s Named Executive Officers.

(6)	The amounts reported in the “All Other Compensation” column reflect, for each Named Executive Officer, the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits, and (ii) amounts contributed by the Company to the 401(k) Plan, the Nonqualified Plan, and for Mr. Coombs a superannuation (defined contribution) plan (collectively, the “Company Retirement Plans”). Amounts contributed to the Company Retirement Plans are calculated on the same basis for all participants in the relevant plan, including the Named Executive Officers. The material provisions of the Company Retirement Plans are contained in the “Compensation Discussion and Analysis” section herein.

The	following table outlines those perquisites and all other compensation required by SEC rules to be separately quantified that were provided to the Company’s Named Executive Officers during 2011.

Name	Automobile ($)	Telephone ($)	Long-Term Care Insurance Premiums ($)	Split Dollar Insurance Premiums ($)	Other ($)	Dividends on Restricted Stock ($)	Company Contributions to Retirement Plans ($)
Daniel T. Hendrix	18,171	4,592	5,469	72,032	1,719	32,603	45,243
Patrick C. Lynch	18,011	3,217	4,481	—	4,069	8,391	70,268
John R. Wells	15,129	2,805	5,421	—	4,614	12,838	28,949
Robert A. Coombs	51,088	10,824	—	—	3,030	7,567	36,517
Raymond S. Willoch	22,660	1,331	5,019	—	1,783	7,835	19,950

Automobile/Automobile Allowance.    Each of the Named Executive Officers were provided with use of a company-provided automobile or an automobile allowance, plus fuel and maintenance.

Telephone.    The Company paid certain fees associated with the Named Executive Officers’ use of company-provided cellular telephones.

Long-Term Care Insurance.    The Company paid certain premiums associated with long-term care insurance policies covering Messrs. Hendrix, Lynch, Wells and Willoch. As an Australia-based employee, Mr. Coombs was not eligible for coverage under these long-term care policies.

Split Dollar Insurance Agreement with Daniel T. Hendrix.    The Company is a party to a split dollar insurance agreement (the “Hendrix Split Dollar Agreement”) with Mr. Hendrix. Pursuant to the Hendrix Split Dollar Agreement, Mr. Hendrix has obtained an insurance policy on his life, and the Company pays the premiums on such policy as an additional employment benefit for Mr. Hendrix. The annual premium is $72,032. Mr. Hendrix is the owner of the policy, and has assigned to the Company a portion of the death benefit that is equal to the greater of (i) the total amount of the unreimbursed premiums paid by the Company with respect to the policy, or (ii) the death benefit under the policy in excess of $2,000,000. The Company’s portion totaled $1,600,242 as of January 1, 2012. The balance of the death benefits will be payable to the beneficiaries of the policy designated by Mr. Hendrix.

Other.    The Company paid certain fees or costs associated with health club membership dues (on behalf of Messrs. Hendrix, Lynch, Wells and Willoch), and tax return preparation (on behalf of Messrs. Lynch, Wells, Coombs and Willoch).

Dividends on Restricted Stock.    In 2011, the Company paid on all outstanding Common Stock of the Company (including restricted stock) dividends of $0.02 per share in each quarter. The amounts in the “Dividends on Restricted Stock” column reflect dividends on the restricted shares of each Named Executive Officer in 2011.

Contributions to Retirement Plans.    The Company makes matching contributions, on the same terms and using the same formulae as for other participating employees, to each U.S.-based Named Executive Officer’s account under the 401(k) Plan and the Nonqualified Plan, as applicable.

The amounts reflected below represent the contributions by the Company during 2009-2011:

Name	Year	Company Contribution To 401(k) Plan ($)	Company Contribution To Nonqualified Plan ($)
Daniel T. Hendrix	2011	6,125	39,118
	2010	6,125	7,423
	2009	4,099	35,516
Patrick C. Lynch	2011	7,350	62,918
	2010	7,350	51,738
	2009	3,568	60,486
John R. Wells	2011	7,350	21,599
	2010	7,350	4,011
	2009	4,128	17,482
Raymond S. Willoch	2011	7,350	12,600
	2010	7,350	2,079
	2009	3,654	12,017

The Company’s contributions to the Nonqualified Plan of Mr. Lynch included a $50,000 discretionary contribution under the Key Employee Retirement Savings Benefit in each of 2009, 2010 and 2011, and each is subject to vesting criteria as described in the “Compensation Discussion and Analysis” section included herein. As an Australia-based employee, Mr. Coombs is ineligible to participate in the 401(k) Plan and the Nonqualified Plan. Mr. Coombs does participate in a defined contribution “superannuation” plan in Australia. The Company’s contribution to the superannuation plan account of Mr. Coombs was $36,517 in 2011, $39,020 in 2010 and $32,155 in 2009.

(7)	In 2011, salary as a percentage of total compensation for each of Messrs. Hendrix, Lynch, Wells, Coombs and Willoch was 18.4%, 44.0%, 34.6%, 44.7% and 31.5%. In 2010, salary as a percentage of total compensation for each of Messrs. Hendrix, Lynch, Wells, Coombs and Willoch was 21.4%, 27.5%, 25.5%, 33.1% and 22.8%, respectively. In 2009, salary as a percentage of total compensation for each of Messrs. Hendrix, Lynch, Wells, Coombs and Willoch was 33.2%, 36.9%, 37.7%, 38.7% and 36.9%, respectively. As reflected in column (d), the Company paid no discretionary bonuses during 2009-2011.

Grants of Plan-Based Awards in 2011

The following table provides information about awards granted to the Company’s Named Executive Officers in 2011, as well as potential future payments associated therewith.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($) (l)(3)
Name (a)	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)(2)	Maximum (#) (h)
Daniel T. Hendrix	01-12-11	(1)	0	935,000	1,402,500	—	—	—	—
	01-12-11		—	—	—	—	50,000	50,000	863,000
	02-23-11		—	—	—	40,000	200,000	200,000	3,342,000
Patrick C. Lynch	01-12-11	(1)	0	342,000	513,000	—	—	—	—
	01-12-11		—	—	—	—	30,000	30,000	517,800
John R. Wells	01-12-11	(1)	0	495,000	742,500	—	—	—	—
	01-12-11		—	—	—	—	30,000	30,000	517,800
Robert A. Coombs(*)	01-12-11	(1)	0	416,710	625,065	—	—	—	—
	01-12-11		—	—	—	—	25,000	25,000	431,500
Raymond S. Willoch	01-12-11	(1)	0	351,000	526,500	—	—	—	—
	01-12-11		—	—	—	—	22,500	22,500	388,350

*	Estimated potential payments are converted to U.S. dollars based on the exchange rate as of the end of fiscal year 2011.

(1)	The payment amounts reflected in columns (c), (d) and (e) represent amounts associated with awards that could have potentially been earned for fiscal 2011 by the Company’s Named Executive Officers under the Company’s Executive Bonus Plan (the “Bonus Plan”). The total bonus opportunity under the Bonus Plan (expressed as a percentage of 2011 base salary) is 110% for Mr. Hendrix and 90% for the other Named Executive Officers. As reflected in column (c), no bonus is paid to a participant under any individual Bonus Plan element (such as operating income, cash flow, or earnings per share), unless a designated financial threshold (operating income) is exceeded. As reflected in column (d), the target 2011 payout under the Bonus Plan for each of the Named Executive Officers assumes 100% achievement of all Company financial goals. As reflected in column (e), the maximum 2011 payout under the Bonus Plan for each of the Named Executive Officers assumes 150% or greater achievement of all Company financial goals. Certain additional material provisions of the Bonus Plan are more fully described in the “Compensation Discussion and Analysis” section included herein.

(2)	The amounts reflected in column (g) represent the number of shares of restricted stock granted to the executives on January 12, 2011 (and for Mr. Hendrix, February 23, 2011) under the Omnibus Stock Plan. See the Compensation Discussion and Analysis herein for additional information on these awards. The performance objective under the 1/12/11 awards is improvement in the Company’s earnings per share plus dividends. Fifty percent of any unvested 1/12/11 awards (i.e., award shares not vested previously under the performance criteria) will vest on the third anniversary of the grant date. The performance objective under Mr. Hendrix’s 2/23/11 award is improvement in FLOR gross billings, and none of the award is eligible to vest based on tenure of employment. The amounts recognized for financial reporting purposes under applicable accounting standards of these shares of restricted stock are included in the “Stock Awards” column (column (e)) of the Summary Compensation Table.

(3)	The amounts reflected in column (l) represent the dollar value of restricted stock awarded to the executives, calculated by multiplying the number of shares awarded by the closing price of the Company’s Common Stock as reported by the Nasdaq Stock Market on the trading date immediately preceding the date of grant.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table provides information about the number of shares covered by exercisable and unexercisable options and unvested restricted stock awards outstanding and held by the Company’s Named Executive Officers as of January 1, 2012.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Daniel T. Hendrix	—	—	—	—	—	407,535	4,702,954	—	—
Patrick C. Lynch	—	—	—	—	—	104,891	1,210,442	—	—
John R. Wells	—	—	—	—	—	160,473	1,851,858	—	—
Robert A. Coombs	25,000	—	—	4.08	2-5-19	94,591	1,091,580	—	—
Raymond S. Willoch	19,299	—	—	4.31	1-12-19	97,940	1,130,228	—	—

(1)	Restricted stock awards that have not yet vested are subject to forfeiture by the Named Executive Officers under certain circumstances. For a description of the related performance criteria, please see the discussion contained in the “Compensation Discussion and Analysis” section herein. The restricted stock vesting dates for each Named Executive Officer range from 2012-2016.

(2)	The market value referenced above is based on the closing price of $11.54 per share of the Company’s Common Stock on December 30, 2011 (the last trading day of the Company’s 2011 fiscal year), as reported by the Nasdaq Stock Market.

Option Exercises and Stock Vested in 2011

The following table provides information about the number and corresponding value realized during 2011 with respect to (i) the exercise of stock options, and (ii) the vesting of restricted stock for each of the Company’s Named Executive Officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(1)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(2)
Daniel T. Hendrix	100,000	1,433,000	90,454	1,461,737
Patrick C. Lynch	50,000	716,500	51,725	835,876
John R. Wells	62,500	763,125	54,693	883,839
Robert A. Coombs	25,000	347,250	64,989	1,050,222
Raymond S. Willoch	23,201	304,397	42,223	682,324

(1)	These amounts represent the difference at date of exercise between the exercise price of the stock option and the closing price of the Company’s Common Stock on the Nasdaq Stock Market, multiplied by the number of option shares exercised. The stock options exercised by Messrs. Hendrix, Lynch, Wells and Willoch had an exercise price of $4.31 per share, and were granted in 2009. The stock options exercised by Mr. Coombs had an exercise price of $4.08 per share, and were granted in 2009.

(2)	The dollar amount is determined by multiplying (i) the number of shares vested by (ii) the closing price of our Common Stock on the Nasdaq Stock Market on the day preceding the vesting date.

2011 Pension Benefits

The following table provides information about the pension benefits for each of the Company’s Named Executive Officers.

Name (a)	Plan Name (b)(1)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Daniel T. Hendrix	Salary Continuation Plan	More than 15	7,106,208	—
Patrick C. Lynch	—	—	—	—
John R. Wells	Salary Continuation Plan	More than 15	3,140,344	—
Robert A. Coombs	—	—	—	—
Raymond S. Willoch	Salary Continuation Plan	More than 15	2,636,098	—

(1)	The benefits under the Salary Continuation Plan vest upon 15 years of service and attainment of the age of 55, with maximum benefit accruing at age 65. Mr. Hendrix is the only Named Executive Officers participating in the Salary Continuation Plan that has reached age 55. The above values assume commencement of payment of the maximum benefit at age 65. All other assumptions are the same as are used for financial reporting purposes under generally accepted accounting principles.

2011 Non-Qualified Deferred Compensation

The following table provides information about the contributions, earnings and account balances of the Company’s applicable deferred compensation plans for each of the Company’s Named Executive Officers.

Name (a)(1)	Executive Contributions in Last FY ($) (b)	Company Contributions in Last FY ($) (c)(2)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(3)
Daniel T. Hendrix	92,936	39,686	2,335	(143,209)	81,204
Patrick C. Lynch	40,537	62,526	997	—	492,295
John R. Wells	76,336	2,239	(59,600)	(90,229)	1,855,126
Robert A. Coombs	—	—	—	—	—
Raymond S. Willoch	23,400	11,167	598	(34,175)	23,735

(1)	The Company maintains the Interface, Inc. Nonqualified Savings Plan and Interface, Inc. Nonqualified Savings Plan II (collectively, the “Nonqualified Plan”) for certain U.S.-based “highly compensated employees” (as such term is defined in applicable IRS regulations), including the Named Executive Officers who are based in the United States (Messrs. Hendrix, Lynch, Wells and Willoch). As with the Company’s 401(k) Plan, Messrs. Hendrix, Lynch, Wells and Willoch are eligible to participate in the Nonqualified Plan on the same terms as other eligible executive and non-executive employees based in the United States, and receive the same benefits afforded all other participants.

Under the Nonqualified Plan, all eligible employees can elect to defer, on a pre-tax basis, a portion of their salary and/or annual bonus compensation. Each participant elects when the deferred amounts will be paid out, which can be during or after employment, subject to the provisions of Section 409A of the Internal Revenue Code. The employee earns a deferred return based on deemed investments in mutual funds selected by the employee from a list provided by the Company. The investment risk is borne entirely by the employee participant. Gains and losses are credited based on the participant’s election of a variety of deemed investment choices. Participants’ accounts may or may not appreciate, and may even depreciate, depending on the performance of their deemed investment choices. None of the deemed investment choices provide interest at above-market rates (or any guaranteed interest rate). The Company has established a rabbi trust to hold, invest and reinvest deferrals and contributions under the Nonqualified Plan, and all deferrals are paid out in cash upon distribution.

(2)	The amounts reported in column (c) reflect, for each Named Executive Officer (as applicable), the actual amounts contributed by the Company to the Nonqualified Plan during fiscal year 2011 (including contributions in 2011 with respect to compensation deferrals in 2010).

(3)	The amounts reported in column (d) were not reported as compensation to the Named Executive Officers in the Company’s Summary Compensation Table. However, the Company’s matching contributions reported in column (c) are included in the “All Other Compensation” column of the Company’s Summary Compensation Table.

2011 Director Compensation

The following table provides information about the compensation paid to the Company’s directors in 2011 (excluding Company President and Chief Executive Officer Daniel T. Hendrix, a Named Executive Officer, whose 2011 compensation is presented in the Summary Compensation Table included herein).

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)(1)	Option Awards ($) (d)(2)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Ray C. Anderson(3)	$218,750	$—	$—	$21,420	$(1,465,823)	$82,361	$(1,143,292)
Edward C. Callaway(4)	50,000	51,780	—	—	—	360	102,140
Dianne Dillon-Ridgley(4)	50,000	51,780	—	—	—	360	102,140
Carl I. Gable(4)	65,000	51,780	—	—	—	360	117,140
June M. Henton (4)	55,000	51,780	—	—	—	360	107,140
Christopher G. Kennedy(4)	50,000	51,780	—	—	—	360	102,140
K. David Kohler(4)	50,000	51,780	—	—	—	360	102,140
James B. Miller, Jr.(4)	50,000	51,780	—	—	—	360	102,140
Thomas R. Oliver(4)	30,000	51,780	—	—	—	360	82,140
Harold M. Paisner(4)	50,000	51,780	—	—	—	360	102,140

(1)	The amounts reported in the “Stock Awards” column are computed based upon the aggregate grant date fair value of the respective awards. See the Note entitled “Shareholder’s Equity” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended January 1, 2012, regarding assumptions underlying valuation of equity awards. The ultimate payout value may be significantly more or less than the amounts shown, and possibly zero, depending on the recipient’s tenure as a director. In 2011, each of the directors listed in the table (except Mr. Anderson) received an award of 3,000 shares of restricted stock having a grant date fair value of $17.26 per share. As of January 1, 2012, each of those same directors held an aggregate of 4,500 shares of restricted stock that had not vested.

(2)	Any amounts reported in the “Option Awards” column would have been computed based upon the aggregate grant date fair value of the respective awards. However, no stock options were granted to directors in 2011. As of January 1, 2012, each of Messrs. Gable and Miller and Ms. Henton held 10,000 outstanding options, Messrs. Callaway and Kohler held 2,500 outstanding options, Ms. Dillon-Ridgley and Mr. Kennedy held 5,000 outstanding options, and Mr. Paisner held 20,000 outstanding options.

(3)	Mr. Anderson, who served as non-executive Chairman of the Board and Chairman of the Executive Committee of the Board, remained an employee of the Company until his death in August 2011. Mr. Anderson was the Company’s primary spokesperson in support of its environmental sustainability initiative, giving many speeches, webcasts and interviews, reaching a total estimated audience in the millions. In his capacity as an employee, Mr. Anderson was compensated during 2011 in the amounts reflected in the table above.

The amount reported in the “Non-Equity Incentive Plan Compensation” column reflects the amount earned by and paid to Mr. Anderson for 2011 under the Company’s Executive Bonus Plan. The material provisions of the Executive Bonus Plan are more fully described in the “Compensation Discussion and Analysis” section included herein. In addition, as an employee of the Company, Mr. Anderson also was covered by certain of the Company’s benefits programs, such as medical and dental insurance plans. Mr. Anderson had an Employment Agreement and Change in Control Agreement with the Company that was substantially similar to those described below for Messrs. Hendrix, Lynch, Wells and Willoch.

The Company maintained a Salary Continuation Agreement with Mr. Anderson pursuant to the Salary Continuation Plan described in the “Compensation Discussion and Analysis” section herein. The amount reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column relates to Mr. Anderson’s accumulated benefit thereunder. In 2007, Mr. Anderson’s annual salary was reduced to $350,000 and he began drawing payments under his Salary Continuation Agreement totaling $449,605 per year. The amount in column (f) reflects the reduction in the actuarial present value of his salary continuation benefits (a reduction of $1,746,826), plus the salary continuation payments of $281,003, for a net reduction of $1,465,823.

All Other Compensation.    The amount reported in column (g) for Mr. Anderson reflects the incremental cost to the Company of all perquisites and other personal benefits. The following table outlines those perquisites and all other compensation required by SEC rules to be separately quantified that were provided to Mr. Anderson during 2011.

Name	Automobile ($)	Health Club Dues ($)	Financial, Legal and Tax Planning ($)	Telephone ($)	Long Term Care Insurance ($)
Ray C. Anderson	5,348	720	75,418	875	1,026

Automobile/Automobile Allowance.    Mr. Anderson was provided with use of a company-provided automobile, plus fuel and maintenance.

Health Club Dues.    Certain health club membership dues were paid on behalf of Mr. Anderson. The Company does not provide any tax reimbursement in connection with the personal use of the club.

Financial, Legal and Tax Planning.    The Company paid certain fees associated with Mr. Anderson’s use of certain financial, legal and tax planning services, which included tax preparation and estate planning services.

Telephone.    The Company paid certain fees associated with Mr. Anderson’s use of a company-provided cellular telephone.

(4)	For fiscal year 2011, the Company’s non-employee directors (“outside directors”) were paid an annual director’s fee of $45,000. Outside directors who serve on the Audit Committee, the Compensation Committee and the Nominating & Governance Committee were paid an additional $5,000 per year, except that the respective Chairpersons of the Audit Committee, Compensation Committee and Nominating & Governance Committee were paid an additional $10,000 per year (rather than $5,000). In addition, the lead independent director of the Board was paid an incremental $10,000 per year. Directors also were reimbursed for expenses in connection with attending Board and Committee meetings.

In 2011, each outside director was awarded 3,000 restricted shares of Company stock. The awards of restricted stock vest in two increments (one-half each) on the first and second anniversaries, respectively, of the grant date of the award if the individual continues to serve as a director on those dates. Also in 2011, the Company paid on all outstanding Common Stock of the Company (including restricted stock) dividends of $0.02 per share in each quarter. The amounts in the “All Other Compensation” column reflect dividends on the restricted shares of each director in 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors of the Company recognizes that transactions with related persons can present a heightened risk of conflict of interests and/or improper valuation (or the perception thereof). Accordingly, as a general matter, it is the Company’s preference to avoid transactions with related persons. Nevertheless, there are circumstances where the Company may obtain products or services (i) of a nature, quantity or quality that are not readily available from alternative sources, (ii) on terms comparable to those provided by other, unrelated parties, or (iii) when the Company provides products or services on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms provided to employees generally.

Policy Regarding Review, Approval or Ratification of Transactions Involving Related Persons

The Company has adopted a written policy (the “Related Transactions Policy”) with respect to the review, approval or ratification of transactions with related persons involving the Company (or its subsidiaries or controlled affiliates). In evaluating potential transactions with related persons, the Related Transactions Policy incorporates and applies the contents of Item 404(a) of Regulation S-K (including but not limited to the definitions of “related persons” and “transaction”, as well as the threshold for “direct or indirect material interest” contained therein).

Prior to entering into a transaction with a related person, the related person is required to advise a Company-designated “Compliance Officer” (currently the Company’s General Counsel), who shall determine whether the proposed transaction is a transaction with a related person under this policy. If the Compliance Officer determines that the proposed transaction is a transaction with a related person, the transaction is required to be submitted to the Audit Committee of the Board of Directors for consideration at its next meeting or, in those instances in which it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, to the Chair of the Audit Committee (who possesses delegated authority to act between committee meetings). The Audit Committee (or where submitted to the Chair, the Chair) shall consider all of the available relevant facts and circumstances, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which the director is a partner, equity holder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to or from unrelated third parties or employees generally, as the case may be. After review, the Audit Committee or Chair either approves or disapproves the proposed transaction and advises the Compliance Officer, who in turn conveys the decision to the appropriate persons within the Company. No member of the Audit Committee is permitted to participate in any review, consideration, or approval of any potential transaction with a related person with respect to which such member or any of his or her immediate family members is a related person.

The Related Transactions Policy also provides for the review of (i) transactions involving related persons entered into by the Company not previously approved or ratified under this policy, as well as (ii) any previously approved or ratified transactions with related persons that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. The policy also explicitly requires disclosure of all transactions that are required to be disclosed under the Securities Act of 1933, the Securities Exchange Act of 1934 and related rules and regulations.

Transactions Involving Related Persons

A wholly-owned subsidiary of the Company employs James A. Lanier, Jr., son-in-law of the Company’s former Chairman Ray C. Anderson, as its Vice President of Sales, Higher Education. In 2011, Mr. Lanier earned salary and bonus of $201,098, an automobile allowance of $9,600, and participated in certain of the Company’s benefit programs generally available to employees in the U.S.

DIRECTOR INDEPENDENCE

For each director, the Board makes a determination of whether the director is “independent” under the criteria established by the Nasdaq Stock Market and other governing laws and regulations. In its review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company. The current directors are Edward C. Callaway, Dianne Dillon-Ridgley, Carl I. Gable, Daniel T. Hendrix, June M. Henton, Christopher G. Kennedy, K. David Kohler, James B. Miller, Jr. and Harold M. Paisner. As a result of its review, the Board has determined that all of the current directors, with the exception of Daniel T. Hendrix (who is an employee), are independent.

The independent directors meet in regularly scheduled executive sessions without Mr. Hendrix or other members of management present. In 2011, the independent directors met four times in executive session.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning the Company’s equity compensation plans as of January 1, 2012.

Plan Category(1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plan Approved by Security Holders:
Omnibus Stock Plan	229,000	$12.61	3,232,848	(2)

(1)	The Company does not have shares authorized for issuance under any compensation plan not approved by shareholders.

(2)	Each share issued under the Omnibus Stock Plan pursuant to an award other than a stock option will reduce the number of remaining shares available by 1.33 shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company is generally obligated to provide its Named Executive Officers with certain payments or other forms of compensation when their employment with the Company is terminated. The actual amount of compensation due each of the Named Executive Officers, as well as the duration of any periodic payments, depends on both the circumstances surrounding the termination, as well as the particulars of any employment-related agreements to which the Company and the Named Executive Officer are party.

Employment and Change in Control Agreements

As of January 1, 2012, the Company had Employment and Change in Control Agreements with Messrs. Hendrix, Lynch, Wells and Willoch (Mr. Coombs does not have an employment or change in control agreement), which generally describe the benefits payable at, following, or in connection with various termination scenarios. (The agreements have been in place since 1997 for Messrs. Hendrix, Wells and Willoch, and since 2005 for Mr. Lynch, with the primary substantive changes since execution being those necessary to bring the agreements into compliance with Section 409A of the Internal Revenue Code of 1986, as amended.) Each Employment and Change in Control Agreement is for a rolling two-year term, such that the remaining term is always two years (until a specified retirement age). The Company may terminate any of such agreements at any time, with or without cause, and each executive may voluntarily terminate his respective employment upon 90 days notice. The agreements provide for certain benefits in the event of various termination scenarios, including termination without cause, termination with cause, voluntary retirement or resignation, termination due to death or disability, and termination in connection with a “change in control” (as defined in the agreements) of the Company. The agreements also provide for the executives to receive a tax “gross up” payment to cover the amount of any excise taxes imposed on the benefits payable in the event of a termination in connection with a “change in control.” Each agreement also contains provisions placing restrictions on the executive’s ability to compete with the Company for a period of two years following the termination of his employment.

Payments to Named Executive Officers Upon Termination or Change in Control

In the event that any of the U.S.-based Named Executive Officers (i) retired or voluntarily resigned, (ii) died or suffered a disability, (iii) was terminated by the Company (x) with “cause”, (y) without “cause” or (z) experienced certain terminations (without cause) in connection with a “change in control” (as applicable, and as such terms are defined in the respective agreements) on December 31, 2011, they would have been entitled to receive the following types of payments and benefits, and would have been subject to the various restrictive covenants, described below. (Mr. Coombs does not have an employment or change in control agreement, and therefore in such events he would be entitled to receive only those benefits described below with respect to stock options and restricted stock, pursuant to the terms of the applicable award agreements.)

Upon Retirement or Voluntary Resignation:

Payment, Benefit or Restrictive Covenant	Entitled to Receive
Base Salary	Executive would be entitled to receive his base salary (then-current amount) through the effective date of retirement or resignation.
Bonus	Executive would be entitled to receive a prorated portion of his annual bonus opportunity calculated based on the date of retirement or resignation (e.g., a June 30 retirement or resignation would entitle executive to 50% of the bonus otherwise payable).
Stock Options	Executive would forfeit any unvested stock options; all previously-vested options would terminate over the period of time specified in the applicable stock option agreements (typically 12 to 24 months).
Restricted Stock	Executive would forfeit any unvested restricted stock awards, except that upon retirement at age 65 or thereafter Executive would immediately vest in a percentage of all unvested restricted stock awards as specified in the applicable restricted stock agreement(s).
Salary Continuation Plan	Salary Continuation Plan participant would receive full benefits upon retirement at age 65 after completing at least 15 years of service, payable for the remainder of his life (or, if elected, a reduced benefit for the remainder of his life and any surviving spouse’s life). A reduced benefit is available to participant beginning at age 55. Upon retirement or voluntary resignation prior to age 55, Salary Continuation Plan participants would receive no benefit. Participant is prohibited from competing with the Company while receiving benefits.
Other Employee Retirement Plans	No additional benefit beyond those to which the executive normally would be entitled under the Company’s 401(k) Plan and Nonqualified Plan following termination of employment.
Health, Life and Other Insurance Coverages	No additional benefits are received beyond those to which the executive normally would be entitled under the terms of the respective medical and/or insurance plans. Mr. Hendrix has a Split Dollar Insurance Policy as described in footnote 6 to the 2011 Summary Compensation Table.
Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two year period following retirement or resignation.

Upon Death/Disability:

Payment, Benefit or Restrictive Covenant	Entitled to Receive
Base Salary	Executive would be entitled to receive his base salary (then-current amount) through the date of termination due to death/disability.
Bonus	Executive would be entitled to receive a prorated portion of his annual bonus opportunity calculated based on the date of termination due to death/disability (e.g., a June 30 termination due to death/disability would entitle executive to 50% of the bonus otherwise payable).
Stock Options	Executive would forfeit any unvested stock options; all previously-vested options would terminate over the period of time specified in the applicable stock option agreements (typically 12 to 24 months following termination due to disability and 24 months following termination due to death).
Restricted Stock	Executive would immediately vest in a percentage of all unvested restricted stock awards, as specified in the applicable restricted stock agreement(s).
Salary Continuation Plan	Upon Salary Continuation Plan participant’s death, he would receive a 10 year certain payout of an annual benefit level as if he were eligible for full benefits (e.g., age 65). Upon a participant’s disability, he would receive a payout at an annual benefit level that when combined with all other Company-sponsored disability security and salary continuation payments being paid, equals 66 2/3% of average salary and bonus during the preceding 1-3 years. The annual benefit level would continue for as long as the participant remains disabled, up to age 65, at which point the benefit would be reduced to the annual salary continuation benefit he would have received upon early retirement at age 55 (or such greater age at the time of becoming disabled). Participant is prohibited from competing with the Company while receiving benefits.
Other Employee Retirement Plans	No additional benefit beyond those to which the executive would be normally entitled under the Company’s 401(k) Plan and Nonqualified Plan following termination of employment.
Health, Life and Other Insurance Coverages	No additional benefits are received beyond those to which the executive would be normally entitled under the terms of the respective medical and/or insurance plans. Mr. Hendrix has a Split Dollar Insurance Policy as described in footnote 6 to the 2011 Summary Compensation Table.
Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two year period following any termination due to disability.

Upon Termination With “Cause”:

Payment, Benefit or Restrictive Covenant	Entitled to Receive
Base Salary	Executive would be entitled to receive his base salary (then-current amount) through the effective date of termination.
Bonus	No benefit.
Stock Options	Executive would forfeit any unvested stock options; all previously-vested options would terminate three months following termination.
Restricted Stock	Executive would forfeit any unvested restricted stock awards.
Salary Continuation Plan	Salary Continuation Plan participant would receive no benefit (unless he had already attained age 55 after completing at least 15 years of service, in which case a reduced benefit would be payable for the remainder of his life, or, if elected, a further reduced benefit for the remainder of his life and any surviving spouse’s life).
Other Employee Retirement Plans	No additional benefit beyond those to which the executive would be normally entitled under the Company’s 401(k) Plan and Nonqualified Plan following termination of employment.
Health, Life and Other Insurance Coverages	No additional benefits are received beyond those to which the executive would be normally entitled under the terms of the respective medical and/or insurance plans. Mr. Hendrix has a Split Dollar Insurance Policy as described in footnote 6 to the 2011 Summary Compensation Table.
Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two year period following termination.

Upon Termination Without “Cause”:

Payment, Benefit or Restrictive Covenant	Entitled to Receive
Base Salary	Executive would be entitled to receive his base salary in its then-current amount for two years.
Bonus	Executive would be entitled to receive bonus payments for two years as well as a prorated bonus for the year in which employment terminates, each calculated based on the average bonus (excluding special incentive plan bonuses) received by the executive during the two years prior to the effective termination date.
Stock Options	Executive would immediately vest in all unvested options. The options could be subsequently exercised over the period of time specified in the applicable stock option agreements (typically 12 to 24 months).
Restricted Stock	Executive would immediately vest in a percentage of all unvested restricted stock awards, as specified in the applicable restricted stock agreement(s).
Salary Continuation Plan	If Salary Continuation Plan participant already had attained age 55 after completing at least 15 years of service, he would receive a reduced benefit for the remainder of his life (or, if elected, a further reduced benefit for the remainder of his and any surviving spouse’s life). If Salary Continuation Plan participant had not already attained age 55 after completing at least 15 years of service, Salary Continuation Plan participant would remain eligible for participation in the plan as if he were to remain employed, and would receive a reduced benefit beginning at age 55 after completing at least 15 years of service, payable for the remainder of his life (or, if elected, a further reduced benefit for the remainder of his and any surviving spouse’s life). Participant is prohibited from competing with the Company while receiving benefits.
Other Employee Retirement Plans	Executive would be entitled to an amount equal to the matching contribution he would have received under the Company’s 401(k) Plan for the two-year period following termination.
Health, Life and Other Insurance Coverages	Executive would be entitled to continue coverages for two years, with the Company paying the associated premium.
Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two year period following termination.

Upon Termination Following “Change in Control”:

Payment, Benefit or Restrictive Covenant	Entitled to Receive
Base Salary	Executive would be entitled to receive his base salary in its then-current amount for two years. Such amount would be paid in a lump sum within 30 days after separation from service.
Bonus	Executive would receive bonus payments for two years as well as a prorated bonus for the year in which employment terminates, each calculated based on the average bonus (including any special incentive plan bonuses) received by the executive during the two years prior to the effective termination date. Such amount would be paid in a lump sum within 30 days after separation from service.
Stock Options	Executive would immediately vest in all unvested options. The options could be subsequently exercised over the period of time specified in the applicable stock option agreements (typically 12 to 24 months).
Restricted Stock	Executive would immediately vest in all unvested restricted stock awards.
Salary Continuation Plan	If Salary Continuation Plan participant already had attained age 55 after completing at least 15 years of service, he would receive a reduced benefit for the remainder of his life (or, if elected, a further reduced benefit for the remainder of his and any surviving spouse’s life). If Salary Continuation Plan participant had not already attained age 55 after completing at least 15 years of service, Salary Continuation Plan participant would remain eligible for participation in the plan as if he were to remain employed, and would receive a reduced benefit beginning at age 55 after completing at least 15 years of service, payable for the remainder of his life (or, if elected, a further reduced benefit for the remainder of his and any surviving spouse’s life). Participant would also receive the benefit of a cost of living adjustment calculated with reference to a specified consumer price index on each participant’s annual benefit amount (such adjustment accruing from the date of termination until such date that the participant begins to receive benefits, and not thereafter). Participant is prohibited from competing with the Company while receiving benefits.
Other Employee Retirement Plans	Executive would be entitled to an amount equal to the matching contribution he would have received under the Company’s 401(k) Plan for the two-year period following termination.
Health, Life and Other Insurance Coverages	Executive will be entitled to continue coverages for two years with the Company paying the associated premium.
Restrictive Covenants	Executive would be prohibited from competing with the Company, or soliciting its customers or employees, for a two year period following termination.

The following tables summarize the benefits payable to each of Named Executive Officers under his employment and (as applicable) change in control agreement (or, for Mr. Coombs, the terms of his individual equity award agreements) in effect at December 31, 2011 (the last business day of the Company’s 2011 fiscal year). The tables do not include amounts payable under employee benefit plans in which Company associates are eligible to participate on a non-discriminatory basis. The amounts shown in the tables below assume that a Named Executive Officer’s employment terminated as of December 31, 2011, and that the fair market value of the Company’s Common Stock was $11.54 per share.

Daniel T. Hendrix

	Retirement or Resignation	Death/Disability	Termination with Just Cause	Termination without Just Cause		Termination Following Change in Control(1)
	($)	($)	($)	($)		($)
Compensation:
Base salary	—	—	—	1,700,000		1,700,000
Bonus	165,020	165,020	—	1,757,048		1,757,048
Stock options	—	—	—	—		—
Restricted stock(2)	—	2,056,820	—	1,393,478		6,376,429
Benefits and Perquisites:
Salary continuation(3)	549,148	807,571/875,672	—	549,148	(6)	549,148	(6)
Retirement plans(4)	—	—	—	12,250		12,250
Health, life and other insurance(5)	—	—	—	51,056		51,056
Excise tax gross-up	—	—	—	—		—

Patrick C. Lynch

	Retirement or Resignation	Death/Disability	Termination with Just Cause	Termination without Just Cause	Termination Following Change in Control(1)
	($)	($)	($)	($)	($)
Compensation:
Base salary	—	—	—	760,000	760,000
Bonus	49,443	49,443	—	721,406	721,406
Stock options	—	—	—	—	—
Restricted stock(2)	—	787,778	—	470,001	1,644,691
Benefits and Perquisites:
Salary continuation	—	—	—	—	—
Retirement plans(4)	—	—	—	14,700	14,700
Health, life and other insurance(5)	—	—	—	49,080	49,080
Excise tax gross-up	—	—	—	—	—

John R. Wells

	Retirement or Resignation	Death/Disability	Termination with Just Cause	Termination without Just Cause		Termination Following Change in Control(1)
	($)	($)	($)	($)		($)
Compensation:
Base salary	—	—	—	1,100,000		1,100,000
Bonus	—	—	—	971,417		971,417
Stock options	—	—	—	—		—
Restricted stock(2)	—	1,205,307	—	758,443		2,516,217
Benefits and Perquisites:
Salary continuation(3)	—	484,396/527,733	—	—	(6)	—	(6)
Retirement plans(4)	—	—	—	14,700		14,700
Health, life and other insurance(5)	—	—	—	50,960		50,960
Excise tax gross-up	—	—	—	—		3,254,342	(7)

Robert A. Coombs

	Retirement or Resignation	Death/Disability	Termination with Just Cause	Termination without Just Cause		Termination Following Change in Control
	($)	($)	($)	($	)	($	)
Compensation:
Base salary	—	—	—	—		—
Bonus	—	—	—	—		—
Stock options	—	—	—	—		—
Restricted stock(2)	—	737,475	—	419,698		1,483,187
Benefits and Perquisites:
Salary continuation	—	—	—	—		—
Retirement plans	—	—	—	—		—
Health, life and other insurance	—	—	—	—		—
Excise tax gross-up	—	—	—	—		—

Raymond S. Willoch

	Retirement or Resignation	Death/Disability	Termination with Just Cause	Termination without Just Cause		Termination Following Change in Control(1)
	($)	($)	($)	($)		($)
Compensation:
Base salary	—	—	—	780,000		780,000
Bonus	50,745	50,745	—	783,104		783,104
Stock options	—	—	—	—		—
Restricted stock(2)	—	761,617	—	443,840		1,535,699
Benefits and Perquisites:
Salary continuation(3)	—	353,771/397,555	—	—	(6)	—	(6)
Retirement plans(4)	—	—	—	14,700		14,700
Health, life and other insurance(5)	—	—	—	50,156		50,156
Excise tax gross-up	—	—	—	—		2,487,925	(7)

(1)

Unlike a number of publicly-traded companies, the Company does not utilize a “single trigger” concept for severance payments in its Employment and Change in Control Agreements. The “Change in Control” (as defined in the applicable agreements) does not, by itself, provide the Named Executive Officer with any right to resign and receive a severance benefit. Instead, for severance benefits to be payable, there must be a “second trigger” of either (i) an “Involuntary Separation from Service” or (ii) a “Separation from Service for

Good Reason” (essentially, resignation in the face of negative changes in executive’s employment relationship with the Company) that occurs within 24 months after the date of a Change in Control. The amounts included in this column thus assume that both a “Change in Control” and a subsequent termination (as described immediately above) occurred as of December 31, 2011. If a related termination did not in fact occur, no severance payments would be payable. The amounts in this column for Base Salary and Bonus would be paid in a lump sum within 30 days.

(2)	These amounts assume each Named Executive Officer sold all newly vested shares of restricted stock immediately upon termination of employment.

(3)	The amounts included in the “Death/Disability” column represent the annual payments to which Messrs. Hendrix, Wells and Willoch would be entitled under the Salary Continuation Plan following their death or disability as of December 31, 2011. The annual benefit amount following a participant’s death would be paid for 10 years, after which time it would permanently cease. In the event of a participant’s disability, the annual benefit amount would continue for as long as the participant continued to suffer the qualifying disability, up to age 65, at which point a reduced annual benefit would be payable ($549,148, $290,638 and $212,263 for Messrs. Hendrix, Wells and Willoch, respectively, assuming no election of the extended spousal life benefit described above). For Mr. Hendrix, the amount reported in the “Retirement or Resignation” column represents the annual payment to which he would be entitled under the Salary Continuation Plan following his retirement or resignation as of December 31, 2011, assuming no election of surviving spouse benefits.

(4)	The amounts noted for Messrs. Hendrix, Lynch, Wells and Willoch represent payments required to be made by the Company to each executive in lieu of 401(k) Plan matching contributions, following termination, and assume each executive maintained the maximum level of contribution to the 401(k) Plan as in effect on the date of termination.

(5)	These amounts represent premiums paid by the Company on behalf of each Named Executive Officer following termination, and assume each Named Executive Officer chose to maintain his current coverages under the various medical and/or insurance plans in which he was a participant.

(6)	For Mr. Hendrix, the amount represents the annual payment to which he would be entitled under the Salary Continuation Plan, payable for the remainder of his life and assuming no election of surviving spouse benefits. If Mr. Wells or Mr. Willoch were terminated on December 31, 2011 without cause or following a “Change in Control”, he would not be entitled to any accelerated vesting and/or immediate payment of Salary Continuation Plan benefits. Instead, he would remain eligible for participation in the Plan as if he remained employed, and would receive reduced benefits ($290,638 for Mr. Wells and $212,263 for Mr. Willoch) beginning at age 55. The benefits are payable annually for the remainder of his life, or, if elected, a further reduced benefit is payable for the remainder of his and any surviving spouse’s life. However, the excise tax calculations performed pursuant to Sections 4999 and 280G of the Internal Revenue Code require, for purposes of the presentation for a termination following a Change in Control and the resulting excise tax “gross-up” set forth herein for each executive (except for Mr. Hendrix, who already has passed the early retirement age of 55), that the full lifetime benefit amount ultimately payable to each Plan participant (reduced to a net present value) be included. The aggregate actuarial lifetime benefit amounts payable, reduced to a present value and assuming Plan benefits are paid beginning at age 55 (or, in the case of Mr. Hendrix, his actual age of 57), are $9,649,689, $5,102,840 and $3,822,488 for Messrs. Hendrix, Wells and Willoch, respectively.

Each Plan participant would, however, in the case of a termination following a Change in Control, receive the benefit of a cost of living adjustment calculated with reference to a specified consumer price index on each participant’s annual Plan benefit amount (such adjustment accruing from the date of termination until such date that the participant actually begins to receive benefits, and not thereafter). The aggregate actuarial lifetime value of the cost of living adjustment, reduced to a present value and assuming Plan benefits are paid beginning at age 55, are $0, $536,644 and $138,991 for Messrs. Hendrix, Wells and Willoch, respectively.

(7)

As discussed in Footnote 6, these amounts are calculated assuming (as applicable) the inclusion of the full lifetime benefit amount ultimately payable to each Salary Continuation Plan participant (reduced to a net present value) in connection with a termination following a Change in Control. To the extent that the cost of living adjustment amounts referenced in Footnote 6, rather than the full lifetime benefit amounts, were instead included in the 280G excise tax calculations, no excise tax “gross-up” benefits would be payable to

Messrs. Wells or Willoch in connection with a termination following a Change in Control. The excise tax “gross-up” amounts presented further assume that none of the payments in the event of a termination following a Change in Control would be categorized as “reasonable compensation” (such as, for example, payments associated with non-compete and other restrictive covenants) for purposes of the Section 280G excise tax calculation. The Company believes that a substantial amount of the payments could be deemed “reasonable compensation” for purposes of Section 280G, which could substantially reduce the excise tax “gross-up” payable hereunder.

APPROVAL OF EXECUTIVE COMPENSATION

(ITEM 2)

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), the Company is asking its shareholders to vote, on an advisory basis, to approve the compensation of its Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of the Company’s Named Executive Officers.

Compensation Program and Philosophy

Our executive compensation program is designed to attract, reward and retain key employees, including our Named Executive Officers, who are critical to the Company’s long-term success. Shareholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for greater detail about the Company’s executive compensation programs, including information about the fiscal year 2011 compensation of the Named Executive Officers.

The Company is asking the shareholders to indicate their support for the compensation of the Company’s Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s Named Executive Officers as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections, and the related compensation tables, notes, and narrative in this Proxy Statement.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Compensation Committee and the Board value the opinions of the Company’s shareholders. Accordingly, to the extent there is a significant vote against the compensation of the Named Executive Officers, the Board will consider the shareholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

You may vote “for,” “against,” or “abstain” from the proposal to approve on an advisory basis the compensation of our Named Executive Officers.

Vote Required and Recommendation of the Board

Advisory approval of the compensation of the Named Executive Officers requires the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy, and entitled to vote on the proposal at the meeting.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF EXECUTIVE COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(ITEM 3)

Information Concerning the Company’s Accountants

BDO USA, LLP (“BDO USA”) acted as the Company’s independent auditor during the past fiscal year. The Audit Committee has again appointed BDO USA to act as the independent auditor of the Company for fiscal year 2012. The Board of Directors will present to the annual meeting a proposal that such appointment be ratified. Should the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection, but may continue the engagement. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time. BDO USA has no financial interest, direct or indirect, in the Company or any subsidiary.

A representative of BDO USA is expected to be present at the annual meeting to make a statement if he or she desires to do so and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table shows the fees for professional audit and other services provided by BDO USA to the Company for fiscal years 2011 and 2010.

	2011	2010
Audit Fees(1)	$1,643,000	$1,755,000
Audit-Related Fees(2)	20,000	20,000
Tax Fees(3)	80,000	82,000
All Other Fees(4)	—	—

Total	$1,743,000	$1,857,000

(1)	“Audit Fees” consist of fees billed or accrued for professional services rendered for the audit of the Company’s annual financial statements, audit of the Company’s effectiveness of internal control over financial reporting, review of the interim financial statements included in quarterly reports, and services that are normally provided by BDO USA in connection with statutory and regulatory filings.
(2)	“Audit-Related Fees” consist of fees billed or accrued primarily for employee benefit plan audits and other attestation services.
(3)	“Tax Fees” consist of fees billed or accrued for professional services rendered for tax compliance, tax advice and tax planning, both domestic and international.
(4)	“All Other Fees” consist of fees billed or accrued for those services not captured in the audit, audit-related and tax categories. The Company generally does not request such services from the independent auditors.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with the Securities and Exchange Commission policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent auditors.

These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for and detailed as to the particular services or category of services and is generally subject to a specific budget. None of the services rendered by the independent auditors under the categories “Audit-Related Fees”, “Tax Fees” and “All Other Fees” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the Commission.

Vote Required and Recommendation of the Board

Under the Company’s Bylaws, the proposal to ratify the appointment of BDO USA to act as the Company’s independent auditors for fiscal year 2012 is approved if the affirmative votes cast by the Company’s outstanding shares of Common Stock entitled to vote and represented (in person or by proxy) at the meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL, AND THE PROXY SUBMITTED BY TELEPHONE OR INTERNET OR PROXY CARD WILL BE VOTED IN THIS MANNER UNLESS THE SHAREHOLDER SUBMITTING THE PROXY SPECIFICALLY VOTES TO THE CONTRARY (OR ABSTAINS).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and the Nasdaq Stock Market reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during fiscal 2011 all filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were met except that (1) Ray C. Anderson, former Chairman of the Company, filed a late Form 5 with respect to his spouse’s gift of 2,000 Class A shares; (2) Robert A. Coombs, Senior Vice President of the Company, filed a late Form 4 with respect to his sale of 38,000 Class A shares; (3) Harold M. Paisner, a Director of the Company, filed a late Form 4 with respect to an exercise of 5,000 stock options; and (4) Lindsey K. Parnell, a Senior Vice President of the Company, filed a late Form 4 with respect to his sale of 9,900 Class A shares and conversion of 50,857 Class B shares into Class A shares.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board of Directors. (A copy of the Audit Committee Charter may be viewed on the Company’s website, www.interfaceglobal.com/Investor-Relations/Corporate-Governance/Audit-Committee-Charter.aspx.) The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Company’s independent accountants, BDO USA, are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States. The independent auditors also are responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles, and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In keeping with that responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and BDO USA. In addition, the Audit Committee has discussed with BDO USA the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee,” as currently in effect. In addition, the Audit Committee has received the written disclosures from BDO USA required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with the independent accountants their independence. The Audit Committee has also considered whether the provision of any services discussed above in Item 4 under the caption “Ratification of Appointment of Independent Auditors – Audit and Non-Audit Fees” by BDO USA is compatible with maintaining BDO USA’s independence.

The Board of Directors, in its business judgment, has determined that all three members of the Audit Committee are “independent,” as required by applicable listing standards of the Nasdaq Stock Market as currently in effect. Although the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of auditing or accounting (including in respect of auditor independence), the Board of Directors determined that each member during fiscal year 2011 does qualify as an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and BDO USA. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has followed appropriate accounting and financial reporting principles or maintained appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are “independent.”

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended January 1, 2012 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Carl I. Gable (Chair)

Edward C. Callaway

James B. Miller, Jr.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2013 annual meeting must be received by the Company no later than December 7, 2012, in order to be eligible for inclusion in the Company’s Proxy Statement and form of Proxy for that meeting. In addition, in accordance with Article II, Section 9, of the Bylaws of the Company, proposals of shareholders intended to be presented at the Company’s 2013 annual meeting must be presented to the Board of Directors by no later than 90 days prior to that annual meeting, with such deadline for presentation of proposals estimated to be February 15, 2013.

COMMUNICATING WITH THE BOARD

Shareholders wishing to communicate with the Board of Directors may send communications via U.S. mail to the following address:

Chairman of the Board

Interface, Inc.

2859 Paces Ferry Road

Suite 2000

Atlanta, GA 30339

From time to time, the Board may change the process by which shareholders may communicate with the Board or its members. The Company’s website, www.interfaceglobal.com, will reflect any changes to the process.

Attendance of Board members at annual meetings is left to the discretion of each individual Board member. Two Board members attended the 2011 annual meeting (either in person or by telephone).

“HOUSEHOLDING” OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold shares as the registered holder. You can notify us by sending a written request to Interface, Inc., Attn: Secretary, 2859 Paces Ferry Road, Suite 2000, Atlanta, Georgia 30339.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

The Company knows of no matters other than those stated above that are to be brought before the meeting. However, if any other matter should be properly presented for consideration and voting, it is the intention of the persons named as proxies in the enclosed Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

By order of the Board of Directors

RAYMOND S. WILLOCH
Secretary

April 5, 2012

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 17, 2012. Vote by Internet • Go to www.envisionreports.com/ITFC Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold For Withhold For Withhold + 01—Edward C. Callaway 02—Dianne Dillon-Ridgley 03—Carl I. Gable 04—Daniel T. Hendrix 05—June M. Henton 06—Christopher G. Kennedy 07—K. David Kohler 08—James B. Miller, Jr. 09—Harold M. Paisner For Against Abstain For Against Abstain 2. Approval of executive compensation. 3. Ratification of the appointment of BDO USA, LLP as independent auditors for 2012. 4. In accordance with their best judgment, with respect to any other matters that may properly come before the meeting. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please be sure to sign and date this Proxy. Please sign and date this Proxy exactly as name appears. NOTE: When signing as an attorney, trustee, administrator or guardian, please give your title as such. In the case of joint tenants, each joint owner must sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 9 2 A V 1 3 6 9 1 8 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Interface, Inc. COMMON STOCK THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS The undersigned hereby appoints Daniel T. Hendrix and James B. Miller, Jr., or either of them, with the power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of Interface, Inc. to be held on May 17, 2012, and any adjournment thereof. THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” PROPOSALS 1, 2 AND 3, AND, UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACES PROVIDED, THIS PROXY WILL BE SO VOTED. PLEASE VOTE, DATE AND SIGN ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.